Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 1, 2018

by and between

DELL TECHNOLOGIES INC.

and

TETON MERGER SUB INC.

i

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01	Conditions to Each Party’s Obligation to Effect the Merger	23

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER
Section 6.01	Termination	25
Section 6.02	Effect of Termination	26
Section 6.03	No Recourse	26
Section 6.04	Amendment	26
Section 6.05	Extension; Waiver	27

ARTICLE VII

GENERAL PROVISIONS

Section 7.01	Nonsurvival	27
Section 7.02	Notices	27
Section 7.03	Definitions	29
Section 7.04	Interpretation	33
Section 7.05	Counterparts	34
Section 7.06	Entire Agreement; Third-Party Beneficiaries	34
Section 7.07	Governing Law	34
Section 7.08	Assignment	34
Section 7.09	Consent to Jurisdiction	34
Section 7.10	WAIVER OF JURY TRIAL	35
Section 7.11	Severability	35
Section 7.12	Enforcement	35

Exhibit A	Form of Amended and Restated Charter

Schedule 7.03	Special Dividend Payment Condition

INDEX OF DEFINED TERMS

Section

Affiliate	Section 7.03
Aggregate Cash Consideration	Section 2.01(b)
Agreement	Preamble
Amended and Restated Charter	Section 1.05(a)(i)
Applicable Jurisdiction	Section 5.01(b)
Bankruptcy and Equity Exception	Section 3.01(c)(i)
Book-Entry Share	Section 2.02(b)(ii)
Business Day	Section 7.03
Capitalization Date	Section 3.01(b)(i)
Cash Consideration	Section 2.01(a)(i)(D)
Cash Electing Share	Section 2.01(a)(i)(D)
Cash Election	Section 2.01(a)(i)(D)
Cash Election Amount	Section 2.01(b)
Cash Fraction	Section 2.01(b)
Certificate	Section 2.02(b)(i)
Certificate of Merger	Section 1.03
Change of Recommendation	Section 4.02(d)
Class A Common Stock	Section 7.03
Class A Common Stockholder Approvals	Section 7.03
Class B Common Stock	Section 7.03
Class B Common Stockholder Approvals	Section 7.03
Class C Common Stock	Section 7.03
Class C PSU Award	Section 3.01(b)(ii)
Class C Restricted Stock	Section 3.01(b)(ii)
Class C Stock Option	Section 3.01(b)(ii)
Class C Unit Award	Section 3.01(b)(ii)
Class D Common Stock	Section 3.01(b)
Class V Awardholder	Section 7.03
Class V Common Stock	Section 7.03
Class V Common Unaffiliated Stockholder Approvals	Section 7.03
Class V DSU Award	Section 3.01(b)(ii)
Class V Equity Awards	Section 7.03
Class V Recommendation	Preamble
Class V Stock Option	Section 3.01(b)(ii)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Preamble
Common Stock	Section 7.03
Common Stockholder Approvals	Section 7.03
Company	Preamble
Company Distribution Plan	Section 5.01(c)
Company Material Adverse Effect	Section 7.03

Company Personnel	Section 7.03
Company Recommendation	Preamble
Company Stock Plans	Section 7.03
Company Subsidiary	Section 7.03
Contract	Section 7.03
Contracting Parties	Section 6.03(b)
DGCL	Section 1.01
Dissenting Shares	Section 2.01(d)(i)
Dividend Payment Date	Preamble
Dividend Record Date	Preamble
Effective Time	Section 1.03
Election	Section 2.04(a)
Election Deadline	Section 7.03
Eligible Holder	Section 2.04
Excess Shares	Section 2.01(e)(ii)
Exchange Act	Section 3.01(d)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(a)(i)(D)
Existing Bylaws	Section 1.05(a)(ii)
Existing Charter	Section 1.05(a)(i)
Form of Election	Section 2.04(a)
Form S-4	Section 4.02(a)
GAAP	Section 3.01(e)
Governmental Entity	Section 7.03
Knowledge of the Company	Section 7.03
Law	Section 6.04
Liens	Section 3.01(d)
Management Stockholders Agreement	Section 7.03
Merger	Preamble
Merger Consideration	Section 2.01(a)(i)(D)
Merger Sub	Preamble
MSD Supporting Stockholders	Preamble
NYSE	Section 3.01(d)
Outside Date	Section 6.01(b)(i)
person	Section 7.03
Preferred Stock	Section 3.01(b)
Proxy Statement	Section 4.02(a)
Representatives	Section 7.03
SEC	Section 4.02(a)
SEC Documents	Section 3.01(e)
Securities Act	7.03
Share Consideration	Section 2.01(a)(i)(D)
Share Electing Share	Section 2.01(a)(i)(D)
Share Election	Section 2.01(a)(i)(D)
SLP Supporting Stockholders	Preamble

Special Committee	Preamble
Special Dividend	Preamble
Special Dividend Payment Condition	Section 7.03
Stockholder Approvals	Section 5.01(a)
Stockholders Meeting	Section 7.03
Subsidiary	Section 7.03
Surviving Corporation	Section 1.01(a)
Tax	Section 7.03
Taxing Authority	Section 7.03
Transaction Litigation	Section 4.08
Vail	Preamble
Vail Board	Preamble
Vail Class A Common Stock	Preamble
Vail Class B Common Stock	Preamble
Vail Common Stock	Preamble
Vail Common Stockholders	Preamble
Vail Material Adverse Effect	Section 7.03
Vail Special Committee	Preamble
Voting Agreement	Preamble

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 1, 2018, by and between Dell Technologies Inc., a Delaware corporation (the “Company”), and Teton Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”).

WHEREAS, the Special Committee (the “Special Committee”) of the Board of Directors of the Company has, by the unanimous vote of all of its members, (i) determined that it is in the best interests of holders of shares of Class V Common Stock for the Company to enter into this Agreement and has declared this Agreement and the transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, advisable, (ii) recommended that the Board of Directors of the Company approve this Agreement and approve the execution, delivery and performance of this Agreement by the Company and the consummation of the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) and the other transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Amended and Restated Charter, by the holders of Class V Common Stock (the “Class V Recommendation”);

WHEREAS, the Board of Directors of the Company has, by the unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and has declared this Agreement and the transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, advisable, (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Amended and Restated Charter, and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, in connection with the transactions contemplated herein, the Special Committee (the “Vail Special Committee”) of the Board of Directors (the “Vail Board”) of VMware, Inc. (“Vail”) has, by the unanimous vote of all of its members, (i) determined that it is in the best interests of Vail and its stockholders, and declared it advisable, for Vail to declare a conditional dividend, the payment of which is subject to the satisfaction of the Special Dividend Payment Condition (the “Special Dividend”) to the holders of record of the issued and outstanding shares of Class A common stock, par value $0.01 per share, of Vail (“Vail Class A Common Stock”) and Class B common stock, par value $0.01 per share, of Vail (“Vail Class B Common Stock” and, together with Vail Class A Common Stock, “Vail Common Stock’) as of the Dividend Record Date (as defined below) (the “Vail Common Stockholders”) in an aggregate amount equal to $11,000,000,000 and (ii) recommended that the Board of Directors of Vail declare and, subject to the satisfaction of the Special Dividend Payment Condition, pay the Special Dividend to the Vail Common Stockholders on the Dividend Payment Date (as defined below);

WHEREAS, the Vail Board has, by the unanimous vote of all of the directors, (i) determined that, in connection with the transactions contemplated by this Agreement, it is in the best interests of Vail and its stockholders, and declared it advisable, for Vail to declare and, subject to the satisfaction of the Special Dividend Payment Condition, pay the Special Dividend to the

Vail Common Stockholders, (ii) declared the Special Dividend with a record date of the later of (x) the tenth day (or if such day is not a Business Day, the next succeeding day that is a Business Day) following the later of (A) the date on which the Stockholder Approvals are obtained and (B) the date on which the shares of Class C Common Stock shall have been approved for listing on the NYSE, subject only to official notice of issuance and (y) September 12, 2018 (the “Dividend Record Date”) and a payment date of the next Business Day following the Dividend Record Date (the “Dividend Payment Date”) and conditioned the payment of such Special Dividend upon satisfaction of the Special Dividend Payment Condition on or before the Dividend Payment Date;

WHEREAS, the Board of Directors of Merger Sub has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Agreement and declared this Agreement advisable, (ii) approved this Agreement and approved the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) resolved to recommend adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of Michael S. Dell, the Susan Lieberman Dell Separate Property Trust, MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC (the “MSD Supporting Stockholders”) and each of Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P. and SLP Denali Co-Invest, L.P. (the “SLP Supporting Stockholders”) is entering into a Voting and Support Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, the MSD Supporting Stockholders have agreed to vote their shares of Class A Common Stock and Class C Common Stock and the SLP Supporting Stockholders have agreed to vote their shares of Class B Common Stock, in each case, at any applicable annual or special meeting of the stockholders of the Company (i) in favor of (x) the adoption of this Agreement and the approval of the Merger and each of the other transactions and actions contemplated by this Agreement, including the adoption of the Amended and Restated Charter, and (y) approval of any proposal to adjourn or postpone such meeting to a later date, if there are not sufficient votes for the adoption of this Agreement on the date on which such meeting is held and (ii) against any proposal, action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (A)(i) the exchange of shares of Class V Common Stock for Share Consideration pursuant to the Merger is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (B) the exchange of shares of Class V Common Stock for Cash Consideration pursuant to the Merger is treated as a redemption, the U.S. federal income tax treatment of which is determined under Section 302 of the Code, and (C) there are no U.S. federal income tax consequences with respect to shares of Class A Common Stock, Class B Common Stock or Class C Common Stock as a result of the Merger.

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NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the property, rights, privileges, immunities, powers, franchises, debts, liabilities and duties of Merger Sub in accordance with the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at the Closing); provided, that Closing shall not occur prior to September 14, 2018. Notwithstanding the foregoing, the Closing may be consummated at such other time or date as the Company and Merger Sub may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the Company and Merger Sub.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger (the “Certificate of Merger”) in such form as required by, and executed and acknowledged by the Surviving Corporation in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Company and Merger Sub shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.05 Organizational Documents.

(a) Company Organizational Documents.

(i) At the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Existing Charter”) shall be amended and restated as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto (the “Amended and Restated Charter”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

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(ii) The Amended and Restated Bylaws of the Company (the “Existing Bylaws”) shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended and/or restated as provided therein or by applicable Law.

Section 1.06 Directors of the Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation. Each such director shall hold office until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

Section 1.07 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation. Each such officer shall hold office until the earlier of his or her resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock of the Company.

(a) Effect on Common Stock; Cancellation of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Common Stock or capital stock of Merger Sub:

(i) Effect on Common Stock.

(A) Each share of Class A Common Stock, issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares) shall remain unaffected by the Merger and shall not be converted or exchanged in any manner, and, as of the Effective Time, shall continue to be an issued and outstanding share of Class A Common Stock.

(B) Each share of Class B Common Stock, issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares) shall remain unaffected by the Merger and shall not be converted or exchanged in any manner, and, as of the Effective Time, shall continue to be an issued and outstanding share of Class B Common Stock.

(C) Each share of Class C Common Stock, issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares) shall remain unaffected by the Merger and shall not be converted or exchanged in any manner, and, as of the Effective Time, shall continue to be an issued and outstanding share of Class C Common Stock.

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(D) Each share of Class V Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the following: (i) in the case of a share of Class V Common Stock with respect to which an election to receive shares of Class C Common Stock (such election, a “Share Election”) has been properly made and not revoked or lost pursuant to Section 2.04 (each, a “Share Electing Share”), 1.3665 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Class C Common Stock (the “Share Consideration”) and (ii) in the case of a share of Class V Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 2.04 (each, a “Cash Electing Share”), $109.00 in cash, without interest (the “Cash Consideration”), in each case subject to Section 2.01(b). Any share of Class V Common Stock with respect to which neither a Share Election nor a Cash Election has been properly made and any share of Class V Common Stock with respect to which a Share Election or a Cash Election has been revoked or lost pursuant to Section 2.04 and not subsequently made shall be deemed to be a Share Electing Share. From and after the Effective Time, all such shares of Class V Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of a Certificate or Book-Entry Shares, which immediately prior to the Effective Time represented any such shares of Class V Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Book-Entry Shares in accordance with Section 2.02, including the right to receive any dividends or other distributions payable pursuant to Section 2.02(c). The Share Consideration and Cash Consideration to be received by the holders of Class V Common Stock pursuant to this ARTICLE II, together with cash in lieu of fractional shares payable pursuant to Section 2.02(e), shall be hereinafter referred to as the “Merger Consideration”.

(ii) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Proration. Notwithstanding any other provision contained in this Agreement, the aggregate amount of Cash Consideration to be received by the holders of shares of Class V Common Stock in the Merger shall not exceed $9,000,000,000 (the “Aggregate Cash Consideration”). As used herein, the term “Cash Election Amount” shall mean the product of the aggregate number of Cash Electing Shares multiplied by the Cash Consideration. If the Cash Election Amount exceeds the Aggregate Cash Consideration, then, instead of being converted into the right to receive the Cash Consideration, a portion of each holder’s Cash Electing Shares equal to the Cash Fraction (defined below) shall be converted into the right to receive the Cash Consideration and the remaining portion of each holder’s Cash Electing Shares shall be converted into the right to receive the Share Consideration. For purposes of this Agreement, the “Cash Fraction” shall be a fraction, the numerator of which is the Aggregate Cash Consideration and the denominator of which is the Cash Election Amount.

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(c) Cancellation of Treasury Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Common Stock or capital stock of Merger Sub, each share of Class V Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. All other treasury shares of the Company shall remain unchanged.

(d) Dissenting Shares.

(i) Notwithstanding any other provision of this Agreement to the contrary, holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock that are issued and outstanding immediately prior to the Effective Time who have not voted such shares in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement and have properly demanded such rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall be entitled to only such rights as are granted by, and shall be entitled only to receive such payments for such Dissenting Shares in accordance with, Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL with respect to such shares or if a court of competent jurisdiction shall otherwise determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL, such stockholder’s shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall thereupon cease to be Dissenting Shares and shall thereafter be outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable. At the Effective Time, the Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(ii) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of the shares of Class V Common Stock in connection with the Merger.

Section 2.02 Exchange of Certificates; Book-Entry Shares.

(a) Exchange Agent. No later than five (5) Business Days prior to the mailing of the Proxy Statement, the Company shall designate a bank or trust company (the “Exchange Agent”), for the purpose of receiving Elections, in accordance with Section 2.04, and exchanging, in accordance with this ARTICLE II, Certificates and Book-Entry Shares for the applicable Merger Consideration. On or prior to the Closing Date, the Company shall deposit, or cause to be deposited, with the Exchange Agent (i) for the benefit of the holders of the Certificates and the Book-Entry Shares, book-entry shares representing shares of Class C Common Stock in an aggregate amount equal to the number of shares sufficient to deliver the aggregate Share Consideration pursuant to Section 2.01 and cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay any dividends or other distributions on shares of Class C Common Stock under Section 2.02(c). All shares of Class C Common Stock together with any cash amounts deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to

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as the “Exchange Fund”. The Exchange Agent shall deliver the shares of Class C Common Stock, cash, dividends and distributions contemplated to be issued and delivered pursuant to Section 2.01, Section 2.02(c) and Section 2.02(e) out of the Exchange Fund. Except to the extent set forth in this Section 2.02, the Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Company; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates and Book-Entry Shares entitled to receive such amounts pursuant to this ARTICLE II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) six (6) months after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days following the Effective Time), the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Class V Common Stock (a “Certificate”) whose shares were converted into the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) Merger Consideration pursuant to this ARTICLE II (which, in the case of any applicable Share Consideration, shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) and (ii) any dividends or distributions payable pursuant to Section 2.02(c).

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of a book-entry share that immediately prior to the Effective Time represented outstanding shares of Class V Common Stock (a “Book-Entry Share”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Class V Common Stock were converted into the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) shall upon receipt by the Exchange Agent of an “agent’s message” in

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customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and the Surviving Corporation shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time, (i) Merger Consideration pursuant to this ARTICLE II (which, in the case of any applicable Share Consideration, shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) and (ii) any dividends or distributions payable pursuant to Section 2.02(c).

(iii) In the event any portion of the applicable Merger Consideration is to be paid to a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the payment of such Merger Consideration that such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c). No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Class C Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Class C Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Class C Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(ii)) in accordance with this ARTICLE II. Following the surrender of any Certificate or Book-Entry Share along with a duly executed letter of transmittal (or upon receipt by the Exchange Agent of an “agent’s message” as contemplated in Section 2.02(b)(ii)), there shall be paid to the record holder of the certificate representing whole shares of Class C Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or receipt, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Class C Common Stock and the amount of any cash payable in lieu of a fractional share of Class C Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or receipt and a payment date subsequent to such surrender or receipt payable with respect to such whole shares of Class C Common Stock.

(d) No Further Ownership Rights in Class V Common Stock. The Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) issued (and paid) upon the surrender of Certificates (or immediately in the case of Book-Entry Shares), in accordance with the terms of this ARTICLE II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Class V Common Stock formerly

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represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Class V Common Stock in accordance with the terms of this Agreement prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company with respect to shares of Class V Common Stock shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Class V Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, as applicable, for transfer, it shall be cancelled against delivery thereof and exchanged as provided in this ARTICLE II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares or book-entry credit of Class C Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of Book-Entry Shares pursuant to this ARTICLE II, no dividends or other distributions of the Surviving Corporation shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

(ii) All fractional shares of Class C Common Stock which a holder of Class V Common Stock would be otherwise entitled to receive (after taking into account all shares of Company Class V Common Stock exchanged by such holder) as a result of the Merger shall be aggregated and calculations shall be rounded to five decimal places. In lieu of any such fractional shares, each holder of Class V Common Stock who would otherwise be entitled to such fractional shares shall be entitled to receive an amount in cash, without interest, representing such holder’s proportionate interest in the net proceeds from the sale of shares of Class C Common Stock representing all such fractional shares (the “Excess Shares”) by the Exchange Agent on behalf of all such holders in accordance with the procedures set forth in Section 2.02(e)(iii). The amount of cash which each holder of shares of Class V Common Stock who would otherwise be entitled to fractional shares of Class C Common Stock shall be entitled to receive shall be an amount equal to (a) the net proceeds of such sale(s) of Excess Shares by the Exchange Agent multiplied by (b) a fraction, the numerator of which is the amount of fractional interests to which such holder of shares of Class V Common Stock would otherwise be entitled and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Class V Common Stock in lieu of any fractional share interests in Class C Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Class V Common Stock entitled to receive such cash following the procedures in Section 2.02(b).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of the Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales.

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(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Class V Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Class V Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for, and, subject to Section 2.02(g), the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c) in accordance with this ARTICLE II.

(g) No Liability. None of the Company, Merger Sub, the Surviving Corporation, or the Exchange Agent shall be liable to any person in respect of any shares of Class C Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or any Book-Entry Share is not converted into the right to receive the Merger Consideration prior to four (4) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c)) would otherwise escheat to or become the property of any Governmental Entity), any such shares of Class C Common Stock, cash, dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) in respect of such Certificate of Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(c), in each case pursuant to this ARTICLE II.

(i) Withholding Rights. Each of the Company, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

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(j) Certain Adjustments. If between the date of this Agreement and the Effective Time, there is a change in the number of shares of Common Stock or securities convertible or exchangeable into or exercisable therefor issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio, Merger Consideration and related provisions shall be appropriately adjusted to provide the holders of the shares of Common Stock the same economic effect as contemplated prior to such reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction.

(k) Tax Treatment. For U.S. federal income tax purposes, it is intended that (A)(i) the exchange of shares of Class V Common Stock for Share Consideration pursuant to the Merger is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (B) the exchange of shares of Class V Common Stock for Cash Consideration pursuant to the Merger is treated as a redemption, the U.S. federal income tax treatment of which is determined under Section 302 of the Code, and (C) there are no U.S. federal income tax consequences with respect to shares of Class A Common Stock, Class B Common Stock or Class C Common Stock as a result of the Merger. If applicable, for all purposes of this Section 2.02 and for U.S. federal income tax purposes, and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), a holder of shares of Class V Common Stock will be treated as having surrendered, in exchange for the aggregate Cash Consideration to be paid to such holder pursuant to Section 2.01, a number of shares of Class V Common Stock evidenced by Certificates (which are specifically identified by such stockholder in the letter of transmittal to be the Certificates exchanged for such stockholder’s aggregate Cash Consideration) equal to the total number of Cash Electing Shares that are held by such stockholder and converted into the right to receive the Cash Consideration pursuant to this Agreement.

Section 2.03 Treatment of Class V Equity Awards. Except as otherwise agreed between the Company and any Class V Awardholder, as soon as reasonably practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of the Company (or, if necessary or appropriate, any committee administering any applicable Company Stock Plan) will adopt resolutions, and the Company shall take or cause to be taken any and all actions reasonably necessary, including, without limitation, obtaining consents from each the Class V Awardholder, to cause the following:

(a) Class V Stock Options. Each Class V Stock Option that is outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable) shall, by virtue of the Closing and without any action on the part of any holder of any Class V Stock Option, cease to represent a right to purchase shares of Class V Common Stock and be converted immediately prior to the Effective Time into an option, on the same terms and conditions applicable to each such Class V Stock Option immediately prior to the Effective Time, to purchase the number of shares of Class C Common Stock, rounded down to the nearest whole share, that is equal to the product of (i) the number of shares of Class V Common Stock subject to such Class V Stock Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, at an exercise price per a share of Class C Common Stock (rounded up to the nearest whole penny) equal to (A) the exercise price for each such share of Class V Common Stock subject to such Class V Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the adjustments provided in this Section 2.03(a) with respect to any Class V Stock Options are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

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(b) Class V DSU Awards. Each Class V DSU Award that is outstanding immediately prior to the Effective Time (whether or not then vested), shall, by virtue of the Closing and without any action on the part of any holder of any Class V DSU Award, be converted into an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) applicable to each such Class V DSU Award immediately prior to the Effective Time, with respect to the number of shares of Class C Common Stock that is equal to the number of shares of Class V Common Stock that were subject to the Class V DSU Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share). For the avoidance of doubt, to the extent any Class V DSU Award is subject to Section 409A of the Code immediately prior to the Effective Time, the award into which it is converted in accordance with this Section 2.03(b) is intended to continue to be subject to and comply with Section 409A of the Code following the Effective Time.

(c) Dividend Equivalents in Class V Common Stock. Where holders of Class V DSU Awards are entitled to dividends or dividend equivalents in respect of such awards, which dividends or dividend equivalents are denominated in or by reference to Class V Common Stock, then, effective as of immediately prior to the Effective Time, all such dividends or dividend equivalents shall be converted into a number of dividends or dividend equivalents in shares of Class C Common Stock representing the number of shares of Class V Common Stock subject to such dividends or dividend equivalents multiplied by the Exchange Ratio.

(d) Following the Effective Time, no holder of any Class V Equity Award (or former holder of a Class V Equity Award or any current or former participant in any Company Stock Plan pursuant to which any Class V Equity Award was granted) will have any right thereunder to acquire any Class V Common Stock.

(e) At the Effective Time, the Surviving Corporation shall assume all of the obligations of the Company relating to Class V Equity Awards outstanding immediately prior to the Effective Time, including under the applicable Company Stock Plans and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of the Class V Equity Awards appropriate notices setting forth such holders’ rights pursuant to the respective applicable Company Stock Plans, and the agreements evidencing the grants of such Class V Equity Awards shall continue in effect on the same terms and conditions, subject to the adjustments required by this Section 2.03 after giving effect to the transactions contemplated by this Agreement.

Section 2.04 Election Procedures. Each holder of record of shares of Class V Common Stock (each, an “Eligible Holder”) shall have the right, subject to the limitations set forth in this ARTICLE II, to submit an election on or prior to the Election Deadline in accordance with the procedures set forth in this Section 2.04.

(a) Each Eligible Holder may specify in a request made in accordance with the provisions of this Section 2.04 (an “Election”) (i) the number of shares of Class V Common Stock owned by such Eligible Holder with respect to which such Eligible Holder desires to make a Share Election and (ii) the number of shares of Class V Common Stock owned by such Eligible Holder with respect to which such Eligible Holder desires to make a Cash Election.

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(b) The Company will use its reasonable efforts to cause a form designed for purposes of permitting Eligible Holders to make an Election (such form as may be determined in the reasonable discretion of the Company, the “Form of Election”) to be disseminated or made available as follows:

(i) at the same time the Proxy Statement is disseminated to the stockholders of the Company, the Form of Election shall be disseminated to persons who, as of the record date for the Stockholders Meeting, are Eligible Holders; and

(ii) with respect to all persons who become holders of record of shares of Class V Common Stock between the record date for the Stockholders Meeting and the Election Deadline, the Company shall use its reasonable efforts to make the Form of Election, as applicable, available to such Eligible Holders during such period.

(c) Any Election shall have been made properly by an Eligible Holder only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (i) the Certificates, if any, to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, and (ii) in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election.

(d) Any Eligible Holder may, at any time prior to the Election Deadline, change or revoke such Eligible Holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of such Eligible Holder’s Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of Class V Common Stock, any subsequent transfer of such shares of Class V Common Stock shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company that this Agreement has been terminated in accordance with ARTICLE VI without the Closing having occurred. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Class V Common Stock (none of the Company, Merger Sub or the Exchange Agent being under any duty to notify any Company stockholder of any such defect). In the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Class V Common Stock covered by such Election shall, for purposes hereof, be deemed to be Share Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(e) The Company, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement and the DGCL governing the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.01(b).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company represents and warrants to Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is duly organized, and is validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) Capital Structure. The authorized capital stock of the Company consists of 600,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, 7,900,000,000 shares of Class C Common Stock, 100,000,000 shares of Class D common stock of the Company, par value $0.01 per share (the “Class D Common Stock”), 343,025,308 shares of Class V Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

(i) At the close of business on June 29, 2018 (the “Capitalization Date”), 409,538,422.55 shares of Class A Common Stock, 136,986,858.24 shares of Class B Common Stock, 22,175,919.45 shares of Class C Common Stock (which such number includes issued and outstanding shares of Class C Restricted Stock (as defined below)), no shares of the Class D Common Stock and 199,356,591.00 shares of Class V Common Stock were issued and outstanding.

(ii) At the Capitalization Date, there were (A) 1,498,835 shares of Class C Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company issued and outstanding under Company Stock Plans (such shares, “Class C Restricted Stock”), (B) 30,900,739 shares of Class C Common Stock subject to outstanding options to purchase shares of Class C Common Stock that were granted under Company Stock Plans (each, a “Class C Stock Option”), (C) 3,552,270 shares of Class C Common Stock underlying performance stock units (assuming performance at target) granted under Company Stock Plans (each, a “Class C PSU Award”), (D) 1,798,961 shares of Class C Common Stock underlying restricted stock units that are subject to other than performance-based vesting conditions or deferred stock units, in each case granted to individuals under Company Stock Plans (each, a “Class C Unit Award”), (E) 129,114 shares of Class V Common Stock subject to outstanding options to purchase shares of Class V Common Stock that were granted to members of the Board of Directors of the Company under Company Stock Plans (each, a “Class V Stock Option”), (F) 3,940 shares of Class V Common Stock underlying deferred stock units granted to members of the Board of Directors of the Company under Company Stock Plans (each, a “Class V DSU Award”), (G) 30,495,797 shares of Class C Common Stock remaining available for issuance pursuant to the Company Stock Plans, (H) 362,688 shares of Class V Common Stock remaining available for issuance pursuant to the Company Stock Plans, and (I) no shares of Class A Common Stock or Class B Common Stock available for issuance under Company Stock Plans.

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(iii) As of the date of this Agreement, no shares of Preferred Stock were issued or outstanding.

(iv) As of the date of this Agreement, no shares of Class C Common Stock or Class V Common Stock were held by any direct or indirect wholly owned Company Subsidiary;.

(v) As of the date of this Agreement, except as set forth above in this Section 3.01(b) and except for changes since the Capitalization Date resulting from the issuance of shares of Class C Common Stock or Class V Common Stock under the Company Stock Plans pursuant to awards that were issued and outstanding on the Capitalization Date as set forth above in this Section 3.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or of any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary, (C) any warrants, calls, options or other rights to acquire from the Company or any of the Company Subsidiaries, or any obligation of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Class C Common Stock or Class V Common Stock at the time of vesting or delivery of such shares or on a deferred basis or other rights that are linked to the value of Class C Common Stock or Class V Common Stock and (y) there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than agreements, proxies or understandings solely between any wholly owned Company Subsidiary and the Company and/or any other wholly owned Company Subsidiary, neither the Company nor any of the Company Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(c) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the receipt of the Stockholder Approvals). This Agreement has been duly executed and delivered by the Company

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and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(d) Noncontravention. Subject to (1) the receipt of the Stockholder Approvals, (2) compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (3) the filing of the Certificate of Merger with the Secretary of State of Delaware, (4) any filings with and approvals of the New York Stock Exchange, Inc. (the “NYSE”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (i) conflict with, or result in any violation of the Existing Charter, the Existing Bylaws or the comparable organizational documents of any Company Subsidiary that is a “Significant Subsidiary” (as such term is defined in Rule 12b-12 under the Exchange Act), (ii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledges, liens, charges, encumbrances, adverse claims or security interests of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries pursuant to any Contract filed by the Company with the SEC, furnished by the Company to the SEC, or incorporated by reference, in each case, as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K in the Company’s Annual Report on Form 10-K for its fiscal year ended February 2, 2018 or in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under any Law applicable to the Company, or any of the Company Subsidiaries or any of their respective properties, rights or assets or, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancelation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) SEC Documents. The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company under the Exchange Act since July 21, 2016 (such documents, together with any documents filed or furnished since July 21, 2016 by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “SEC Documents”). Each of the SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such SEC Document, and none of the SEC Documents when filed or, if amended, as

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of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the related notes) of the Company included in the SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). Except as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of May 4, 2018, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries as of May 4, 2018, nor, to the Knowledge of the Company, does any basis exist therefor, other than (A) liabilities or obligations incurred since May 4, 2018 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby or (D) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) Special Dividend. Vail has all requisite corporate power and authority to declare and, subject to satisfaction of the Special Dividend Payment Condition, to pay the Special Dividend. The Special Dividend has been duly authorized by all necessary corporate action on the part of Vail and no other corporate proceedings on the part of Vail are necessary to authorize the Special Dividend or, subject to satisfaction of the Special Dividend Payment Condition, to pay the Special Dividend. Vail has and, subject only to material adverse changes in Vail’s financial condition or changes in applicable Law, as of the Dividend Payment Date will have adequate lawful funds to pay the Special Dividend and the declaration of the Special Dividend has not, and payment of the Special Dividend will not, violate or result in a breach of applicable Law, the organizational documents of Vail, any Contract related to indebtedness of Vail or its Subsidiaries or any other Contract that is material to Vail and its Subsidiaries, taken as a whole. There are no material conditions, contingencies or other requirements to payment of the Special Dividend by Vail, other than the Special Dividend Payment Condition. Each of the Company Subsidiaries that is a direct or indirect equityholder of Vail has all requisite corporate or similar power and authority to declare and distribute or otherwise pay an amount equal to the Pro Rata Special Dividend Amount to its parent entity as a dividend or distribution and, at or prior to the Closing, each such Company Subsidiary shall have authorized by all necessary corporate or similar action such declaration, distribution or other payment. Subject only to material adverse changes in such Company Subsidiary’s financial condition or changes in applicable Law, following receipt of the Pro Rata Special Dividend Amount by such Company Subsidiary, such Company Subsidiary will have adequate lawful funds to make such distribution or other payment of the Pro Rata Special Dividend Amount and such distribution or other payment of the Pro Rata Special Dividend Amount will not violate or result in a breach of applicable Law, the organizational documents of such Company Subsidiary, any Contract related to indebtedness of the Company or its Subsidiaries or any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

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(g) Affiliated Transactions. Since February 2, 2018 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the SEC Documents.

(h) Voting Requirements. The Stockholder Approvals are the only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger, the Amended and Restated Charter and the other transactions contemplated by this Agreement.

(i) State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Existing Charter or the Existing Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the transactions contemplated hereby.

Section 3.02 Representations and Warranties of Merger Sub. Merger Sub represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. Merger Sub is duly organized, and is validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, have not and would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) Authority. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub (other than the adoption of this Agreement by the Company in its capacity as sole stockholder of Merger Sub) and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and legally binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01 No Dividends; No Changes to Capital Structure; Etc.. During the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law or (y) as required or expressly contemplated by this Agreement, the Company shall not, directly or indirectly, without the Special Committee’s prior written consent,

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required or permitted by the terms of the Company Stock Plans or any award agreement reflecting a grant thereunder, including, without limitation in connection with any payment by any director or employee of the Company or any of the Company Subsidiaries of an exercise or purchase price for an award under the Company Stock Plans or any deemed purchase in connection with any withholding for Taxes due in connection with the exercise, vesting or settlement of any such award, (2) required or, in the case of repurchase rights under the Management Stockholders Agreement, permitted by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of the Company Subsidiaries and any director or employee of the Company or any of the Company Subsidiaries, (3) in connection with any deemed purchase of shares of Class C Common Stock or Class V Common Stock upon forfeiture, cancelation, retirement of awards granted under the Company Stock Plans or other deemed acquisition of awards granted under the Company Stock Plans not involving any payment of cash or other consideration therefor or (4) in transactions solely between the Company and any direct or indirect wholly owned Company Subsidiaries or among direct or indirect wholly-owned Company Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, and any restrictions on transfer imposed by applicable securities Laws) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Class C Common Stock or Class V Common Stock upon the exercise of Class C Stock Options or Class V Stock Options or settlement of Class C Unit Awards or Class V DSU Awards);

(c) amend or modify the Existing Charter (other than in accordance with Section 1.05(a)) or the Existing Bylaws;

(d) enter into any transactions, agreements, arrangements or understandings that would, or carry on the business of the Company and the Company Subsidiaries in a manner that could reasonably be expected to have, in each case, a material disproportionate adverse effect on the Class C Common Stock as compared to the Class A Common Stock or the Class B Common Stock; or

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(e) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(f) For the avoidance of doubt, nothing in this Section 4.01 shall restrict, limit or prohibit any grants of any awards under any Company Stock Plan in the ordinary course of business consistent with past practice and to the extent permitted under such Company Stock Plan as in effect on the date hereof.

Section 4.02 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC, a proxy statement (together with the letter to stockholders, notice of meeting, form of proxy, and any other document incorporated by reference therein, each as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Stockholders Meeting and (ii) the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of Class C Common Stock to be issued in the Merger. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after filing of the Form S-4 and, prior to the effective date of the Form S-4, the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the Merger and the issuance of Class C Common Stock. As promptly as practicable after the Form S-4 shall have become effective, the Company shall cause the Proxy Statement to be mailed to its stockholders. Notwithstanding the foregoing, except as otherwise agreed between the Company and the Special Committee, (i) the Company shall use its reasonable best efforts to ensure that the Form S-4 shall not be declared effective and (ii) the Company shall not mail, or permit to be mailed, the Proxy Statement to its stockholders, in each case, prior to the date that is five (5) Business Days after issuance of the Company’s press release and related Form 8-K with respect to earnings for the fiscal quarter ended August 2, 2018.

(b) Notwithstanding anything to the contrary contained herein, no filing of, or amendment or supplement to, the Proxy Statement or the Form S-4 (or, in each case, responses to any written comments of the SEC with respect thereto) will be made without providing the Special Committee a reasonable opportunity to review and comment thereon and the Company will consider in good faith any comments reasonably proposed by the Special Committee and shall not file or mail any such document or respond to any written comments of the SEC prior to receiving the approval of the Special Committee (such approval not to be unreasonably withheld, conditioned or delayed). If at any time prior to the Stockholders Meeting any information relating to the Company, or any of its Affiliates, directors or officers, should be discovered by the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or

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omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly notify the Special Committee and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify the Special Committee promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Class C Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply the Special Committee with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.

(c) The Company shall establish a record date for, and shall duly call, give notice of, and convene the Stockholders Meeting on a date, as soon as reasonably practicable following the effectiveness of the Form S-4 solely for the purpose of obtaining the Stockholder Approvals and shall, subject to the ability of the Board of Directors and/or the Special Committee to make a Change of Recommendation, use its reasonable best efforts to solicit the adoption of this Agreement by such stockholders. Without limiting the foregoing, the Company will use its reasonable efforts to cause the Proxy Statement to be disseminated to the stockholders of the Company as promptly as reasonably practicable following the effectiveness of the Form S-4. Once established, the Company shall not change the record date for the Stockholders Meeting without the prior written consent of the Special Committee or as required by applicable Law. The Company may (and at the request of the Special Committee shall) postpone or adjourn the Stockholders Meeting from time to time, if necessary (i) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors and/or the Special Committee has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting, (ii) to allow reasonable additional time (but not more than twenty (20) Business Days in the aggregate) to solicit additional proxies if necessary in order to obtain the Stockholder Approvals or (iii) if required by applicable Law.

(d) The Board of Directors of the Company shall make the Company Recommendation and the Special Committee shall make the Class V Recommendation, and the Company shall include the Company Recommendation and the Class V Recommendation (which, for the avoidance of doubt, shall be a recommendation only to the holders of Class V Common Stock) in the Proxy Statement unless the Board of Directors of the Company (with respect to the Company Recommendation) or the Special Committee (with respect to the Class V Recommendation) has withdrawn, modified or qualified in any manner adverse to the Company either or both of such recommendations (a “Change of Recommendation”). For the avoidance of doubt, the Board of Directors of the Company (with respect to the Company Recommendation) and the Special Committee (with respect to the Class V Recommendation) shall be permitted to effect a Change of Recommendation to the extent the Board of Directors of the Company or the Special Committee, as applicable, determines, after consultation with its financial and legal advisors, that the failure to make such a Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary responsibilities under applicable Law.

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Section 4.03 Reasonable Best Efforts; Further Action.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date, including preparing and filing or delivering as promptly as practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof) all necessary or advisable filings, information updates, responses to requests for additional information and other presentations required by or in connection with seeking any regulatory approval, exemption, change of ownership approval, or other authorization from, any Governmental Entity, or to obtain, as promptly as practicable, all consents, approvals, clearances, authorizations, termination or expiration of waiting periods, non-actions, waiver, Permits or orders, of or by any Governmental Entity, in each case that are necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to cause the Class C Common Stock to be approved for listing upon the Effective Time on the NYSE, subject only to official notice of issuance.

(b) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.03 shall limit a party’s right to terminate this Agreement pursuant to Section 6.01(b)(i) or Section 6.01(b)(ii), in accordance therewith.

(c) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to seek to obtain all material consents, approvals and waivers of any third party under any contract required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.03 will require a party to pay or agree to any fee, penalty or other consideration to any third party for any consent, approval or waiver under any contract required for the consummation of the transactions contemplated by this Agreement.

Section 4.04 Public Announcements. The press release announcing the execution of this Agreement and all material written communications issued by the Company in connection with such announcement shall, in each case, be in substantially the form reviewed and approved by the Special Committee or its advisors. The Company shall keep the Special Committee (either directly or through its advisors) reasonably informed of the Company’s public communications program relating to the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall (a) consult with the Special Committee or its advisors before issuing or causing to be issued any press release or other material public statements with respect to the Merger and the other transactions contemplated by this Agreement, (b) give the Special Committee or its advisors the opportunity to review and comment upon any press release or other material public statements with respect to the Merger and the other transactions contemplated by this Agreement, and (c) incorporate into such press releases and other material public statements any changes reasonably requested by the Special Committee and only issue such press releases and other material public statements in substantially the form reviewed and approved by the Special Committee or its advisors (such approval not be unreasonably withheld, conditioned or delayed), in each case, except for press releases or other material public statements which are substantially consistent with press releases or other public statements previously reviewed or approved by the Special Committee or its advisors.

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Section 4.05 Merger Sub Stockholder Approval. Immediately following the execution of this Agreement, the Company shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement.

Section 4.06 Section 16 Matters. Prior to the Effective Time, the Company shall take appropriate action to cause any dispositions of Class V Common Stock (including derivative securities with respect to Class V Common Stock) or acquisitions of Class C Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.07 Vail Dividend. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, the Company shall not, directly or indirectly, take any action that would reasonably be expected to prevent, materially delay or materially impede the payment of the Special Dividend by Vail or the subsequent payment of the Pro Rata Special Dividend Amount by the applicable Company Subsidiaries, or otherwise to cause the representations set forth in Section 3.01(f) to not be true and correct in all material respects. The Company shall use its reasonable best efforts to cause the Special Dividend Payment Condition to be satisfied, the Special Dividend to be paid by Vail as contemplated by this Agreement, and the subsequent payment of the Pro Rata Special Dividend Amount by the applicable Company Subsidiaries to the Company. The Company shall keep the Special Committee reasonably informed as to the development of the Company Distribution Plan and shall furnish the Special Committee a reasonably detailed summary of the final Company Distribution Plan prior to the Closing Date.

Section 4.08 Transaction Litigation. If any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company, any executive officers of the Company or any members of the Board of Directors of the Company or the Special Committee (in their capacity as executive officers or as members of the Board of Directors of the Company or the Special Committee) after the date of this Agreement (“Transaction Litigation”), the Company shall promptly notify the Special Committee of any such Transaction Litigation. The Company shall keep the Special Committee or its advisors reasonably informed on a continuing basis with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of the Special Committee and promptly and diligently responding to reasonable inquiries with respect to any Transaction Litigation made by the Special Committee or its counsel.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Merger Sub on or prior to the Closing Date of the following conditions:

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(a) Stockholder Approvals. Each of the Common Stockholder Approvals, the Class A Common Stockholder Approvals, the Class B Common Stockholder Approvals and the Class V Common Unaffiliated Stockholder Approvals (collectively, the “Stockholder Approvals”) shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of the Company Subsidiaries has material business or operations (each such jurisdiction, an “Applicable Jurisdiction”) that prohibits or makes illegal the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been adopted, enacted, issued, enforced, entered, or promulgated in the United States or any Applicable Jurisdiction that prohibits or makes illegal the consummation of the Merger.

(c) Distribution of Special Dividend. (i) As of the Dividend Payment Date, the board of directors or other applicable governance body of all of the Company Subsidiaries through which payments of the proceeds of such Special Dividend will pass in order to be received by the Company in accordance with the Company’s good faith plan for directly or indirectly transferring such proceeds to the Company (the “Company Distribution Plan”), shall, in each case, have determined that such Vail Common Stockholder or other Company Subsidiary, as applicable, meets all solvency and legal requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer the proceeds that it receives in accordance with the Company Distribution Plan, and (ii) the Special Dividend shall have been paid to the Company Subsidiaries that are Vail Common Stockholders.

(d) Effectiveness of Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) Listing. The shares of Class C Common Stock shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(f) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 and the representations and warranties of Merger Sub contained in Section 3.02 shall, in each case, be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(g) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing, and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

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(h) No Company Material Adverse Effect. Since February 2, 2018, there shall not have occurred, come into existence or become known any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(i) No Vail Material Adverse Effect. Since February 2, 2018, there shall not have occurred, come into existence or become known any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Vail Material Adverse Effect, and the Company shall have delivered to the Special Committee a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approvals:

(a) by mutual written consent of the Company (after receipt of the approval of the Special Committee) and Merger Sub;

(b) by the Company (either (i) at the direction of the Special Committee or (ii) at the direction of the Board of Directors of the Company):

(i) if the Merger shall not have been consummated on or before January 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available at the direction of the Board of Directors of the Company if the Company’s material breach of a representation, warranty or covenant in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if any Governmental Entity of competent jurisdiction located in the United States or any Applicable Jurisdiction shall have (x) adopted, enacted, issued, entered, or promulgated, enforced or deemed applicable to the Merger any Law that prohibits or makes permanently illegal the consummation of the Merger or (y) issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 6.01(b)(ii) shall not be available at the direction of the Board of Directors of the Company if the Company’s material breach of this Agreement has been the principal cause of such action;

(iii) if any Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which the vote was taken; or

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(iv) if, prior to receipt of the Stockholder Approvals, the Special Committee shall have effected a Change of Recommendation; and

(c) by the Company (at the direction of the Special Committee):

(i) if, prior to receipt of the Stockholder Approvals, the Board of Directors of the Company shall have effected a Change of Recommendation; or

(ii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.01(f) or Section 5.01(g) and (ii) is incapable of being cured by the Company at least three (3) Business Days prior to the Outside Date or, if capable of being so cured, shall not have been cured by the Company until the earlier of (x) three Business days prior to the Outside Date and (y) within 30 calendar days following receipt of written notice of such breach or failure to perform from the Special Committee.

Section 6.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Merger Sub under this Agreement, except that this Section 6.02, Section 6.03 and ARTICLE VII shall survive such termination indefinitely.

Section 6.03 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the Contracting Parties, or any past, present or future Affiliate, director, officer, employee, incorporator, member, partner, stockholder, agent, attorney advisor or representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Merger Sub under this Agreement or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 6.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approvals; provided, however, that after such approvals have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the party for which such approval has been obtained without such approval having been obtained. Notwithstanding the foregoing, this Agreement may not be amended and no term or condition may be waived or modified except by an instrument in writing signed on behalf of each of the parties hereto and approved by the Special Committee.

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Section 6.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and approved by the Special Committee. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Nonsurvival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 7.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by facsimile or electronic mail (provided that the party sending such communication receives confirmation of good transmission, in the case of a facsimile, and does not receive a delivery failure notice, in the case of an email) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company or to Merger Sub, to:

Dell Technologies Inc.

One Dell Way, RR1–33

Round Rock, Texas 78682

Fax: (512) 283-0544

Email:         dell_corporate_legal_notices@dell.com

Attention:   Richard Rothberg, General Counsel

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Fax: (650) 251-5002

Email:         rcapelouto@stblaw.com

Attention:   Richard Capelouto

and:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Fax: (212) 455-2502

Email:         ben.schaye@stblaw.com

Attention:   Ben Schaye

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and:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax: (212) 403-2000

Email:            sarosenblum@WLRK.com

                        gsmoodie@WLRK.com

Attention:      Steven A. Rosenblum

                      Gordon S. Moodie

and:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Fax: (212) 751-4864

Email:           mark.gerstein@lw.com

                       bradley.faris@lw.com

Attention:      Mark D. Gerstein

                      Bradley C. Faris

if to the Special Committee, to:

c/o Dell Technologies Inc.

One Dell Way, RR1–33

Round Rock, Texas 78682

Fax: (512) 283-0544

Email:           dave@knollventures.com

Attention:     David W. Dorman

with a copy (which shall not constitute actual or constructive notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Fax: (212) 751-4864

Email:           mark.gerstein@lw.com

                       bradley.faris@lw.com

Attention:      Mark D. Gerstein

                      Bradley C. Faris

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Notices shall be deemed given upon receipt.

Section 7.03 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” shall have a correlative meaning.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(c) “Class A Common Stock” means, prior to the Effective Time, shares of Class A common stock, par value $0.01 per share, of the Company and, at and after the Effective Time, shares of Class A common stock, par value $0.01 per share, of the Surviving Corporation.

(d) “Class A Common Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Class A Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class A Common Stock.

(e) “Class B Common Stock” means, prior to the Effective Time, shares of Class B common stock, par value $0.01 per share, of the Company and, at and after the Effective Time, shares of Class B common stock, par value $0.01 per share, of the Surviving Corporation.

(f) “Class B Common Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Class B Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class B Common Stock.

(g) “Class C Common Stock” means, prior to the Effective Time, shares of Class C common stock, par value $0.01 per share, of the Company and, at and after the Effective Time, shares of Class C common stock, par value $0.01 per share, of the Surviving Corporation.

(h) “Class V Awardholder” means a person who, as of the applicable date of reference, holds outstanding Class V Equity Awards.

(i) “Class V Common Stock” mean shares of Class V common stock, par value $0.01 per share, of the Company.

(j) “Class V Common Unaffiliated Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Class V Common Stock representing a majority of the aggregate voting power of the outstanding shares of Class V Common Stock (excluding any shares beneficially owned by any “affiliate” of the Company as defined by Rule 405 of the Securities Act).

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(k) “Class V Equity Awards” means collectively, all awards of Class V Stock Options and Class V DSU Awards.

(l) “Common Stock” means Class A Common Stock, Class B Common Stock, Class C Common Stock and Class V Common Stock.

(m) “Common Stockholder Approvals” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, and the separate adoption of the Amended and Restated Charter, in each case, by the affirmative vote of the holders of Common Stock representing a majority of the aggregate voting power of the outstanding shares of Common Stock, voting together as a single class.

(n) “Company Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (iv) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or (vi) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iii) or (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate in which case only such disproportionate effect shall be taken into account and (B) that clause (v) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(iv) or (vi) hereof) underlying such changes or failures constitute or contribute to a Company Material Adverse Effect.

(o) “Company Personnel” means any current or former (i) officer, (ii) employee, (iii) director or (iv) individual who is himself or herself (or through a sole proprietorship) serving as a consultant or independent contractor of the Company or any of the Company Subsidiaries.

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(p) “Company Stock Plans” means collectively the Dell 2013 Stock Incentive Plan, restated September 7, 2016, the Dell Inc. 2012 Long-Term Incentive Plan, the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan and the Dell Technologies Inc. Compensation Program for Independent Non-Employee Directors.

(q) “Company Subsidiary” means, at the time of determination, each Subsidiary of the Company, including Vail, SecureWorks Corp. and Pivotal Software, Inc. and each of their respective Subsidiaries.

(r) “Contract” means any agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, or legally binding obligation, commitment or instrument.

(s) “Election Deadline” means 5:30 p.m., New York City time, on the Business Day preceding the date of the Stockholders Meeting.

(t) “Governmental Entity” means any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

(u) “Knowledge of the Company” means, with respect to any matter in question, the actual knowledge of the Company’s chief financial officer, chief accounting officer and general counsel.

(v) “Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

(w) “Management Stockholders Agreement” means the Amended and Restated Management Stockholders Agreement, dated as of September 7, 2016, by and among the Company and the Stockholders (as defined therein), as amended, modified or supplemented from time to time prior to the date hereof.

(x) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(y) “Pro Rata Special Dividend Amount” means the pro rata amount of the Special Dividend that would indirectly be paid to the Company following payment of the Special Dividend.

(z) “Representatives” means, with respect to any person, such person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

(aa) “Securities Act” means the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder).

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(bb) “Special Dividend Payment Condition” means the condition set forth on Schedule 7.03.

(cc) “Stockholders Meeting” means the meeting of the stockholders of the Company to be held to consider (i) the adoption of this Agreement, (ii) the adoption of the Amended and Restated Charter and (iii) the approval of the Merger and the other transactions contemplated by this Agreement.

(dd) A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(ee) “Tax” or “Taxes” means all U.S. federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.

(ff) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body exercising Tax regulatory authority.

(gg) “Vail Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate with all other events, developments, circumstances, changes, effects or occurrences, has a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of Vail and its Subsidiaries, taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Vail Material Adverse Effect: (i) changes or conditions generally affecting the industries in which Vail and its Subsidiaries operate, (ii) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (iii) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, in each case, unrelated to the transactions contemplated hereby, (iv) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or any change in general national or international political or social conditions, (v) any failure by Vail to meet any published analyst estimates or expectations of Vail’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Vail to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself or (vi) compliance with the terms of, or the taking of any action expressly required by, this Agreement; except (A) in the cases of clause (i), (ii), (iii) or (iv), to the extent that Vail and its Subsidiaries, taken as a whole, are disproportionately affected thereby as

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compared with other participants in the industries in which Vail and its Subsidiaries operate and (B) that clause (vi) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences (unless otherwise excepted under clauses (i)-(iv) or (vi) hereof) underlying such changes or failures constitute or contribute to a Vail Material Adverse Effect.

Section 7.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Exhibits. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; provided, that for purposes of any representation or warranty contained in this Agreement that is made as of a specific date or dates, references to any Contract, instrument or Law shall be deemed to refer to such Contract, instrument or Law, in each case, as of such date. The words “made available” by a party to the other party or words of similar import refer to documents (x) posted to an electronic data room accessible by the other party or any of its Representatives prior to the date of this Agreement, (y) delivered in person or electronically to the other party or any of its Representatives prior to the date of this Agreement or (z) filed or furnished with the Securities and Exchange Commission by such party to the extent publicly available, including all reports, schedules, forms, statements and other documents and any exhibits and other information incorporated therein at least one (1) Business Day prior to the date of this Agreement. The specification of any dollar amount in any representation or warranty contained in ARTICLE III is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein is or is not material for purposes of this Agreement. References to a person are also to its successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

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Section 7.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

Section 7.06 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Except for Section 4.01, Section 4.02, Section 4.04, Section 6.03, Section 6.04, Section 6.05 and Section 7.12 which, in each case, shall be enforceable by the persons specified therein, this Agreement (including the Exhibits and Schedules), the Voting Agreement and any agreements entered into contemporaneously herewith are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.07 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in law, contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 7.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and permitted assigns.

Section 7.09 Consent to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding brought by any party to this Agreement with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if but only if the Court of Chancery of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party to this Agreement with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.09, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) waives, to the fullest extent permitted by the applicable Law, any claim that (A) such suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7.02.

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Section 7.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.12 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) and agrees not to assert and hereby waives any defense to the effect that a remedy of injunctive relief or specific performance is unenforceable, invalid or contrary to Law or that a remedy of monetary damages would provide an adequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The Company acknowledges and agrees that, if the Company is not performing its material obligations hereunder or in any other agreement delivered hereby or is otherwise in breach of this Agreement or any other agreement delivered hereby, or if any other party to any agreement with the Company delivered hereby is not performing its obligations thereunder or is otherwise in breach thereof, the Special Committee shall have the right to seek enforcement of this Agreement or such other agreement and the obligations of the Company or such other parties hereunder and thereunder, acting in the interest of the holders of Class V Common Stock, in the Court of Chancery of the State of Delaware (or, if but only if the Court of Chancery of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware).

[signature page follows]

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IN WITNESS WHEREOF, the Company and Merger Sub have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

DELL TECHNOLOGIES INC.

By:	/s/ Thomas W. Sweet
Name: Thomas W. Sweet
Title: Executive Vice President and Chief Financial Officer

TETON MERGER SUB INC.

By:	/s/ Thomas W. Sweet
Name: Thomas W. Sweet
Title: Executive Vice President and Chief Financial Officer

Exhibit A

Form of Amended and Restated Charter

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DELL TECHNOLOGIES INC.

ARTICLE I

The name of the Corporation is “Dell Technologies Inc.”

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total authorized number of shares of capital stock of the Corporation shall be nine billion, one-hundred forty-four million, twenty-five thousand, three-hundred and eight (9,144,025,308) shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”); and (ii) nine billion, one-hundred forty-three million, twenty-five thousand, three-hundred and eight (9,143,025,308) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

ARTICLE V

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Incorporation:

Section 5.1 Preferred Stock.

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a certificate of designation executed, acknowledged, and filed in accordance with Sections 103 and 151 of the DGCL. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

(b) To the fullest extent permitted by the DGCL, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Incorporation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.

(c) Subject to the provisions of this Article V and to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2 Common Stock.

There shall be five series of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a) DHI Common Stock. One series of common stock of the Corporation is designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, par value $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, par value $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, par value $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, par value $0.01 per share (the “Class D Common Stock,” and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “DHI Common Stock”).

(b) Class V Common Stock. One series of common stock of the Corporation is designated as “Class V Common Stock” consisting of three-hundred forty-three million, twenty-five thousand, three hundred and eight (343,025,308) shares, par value $0.01 per share (the “Class V Common Stock”). Each share of Class V Common Stock shall be identical in all respects and will have equal rights, powers and privileges to each other share of Class V Common Stock. From and after the time of effectiveness of this Fifth Amended and Restated Certificate of Incorporation, the Corporation shall not issue any shares of Class V Common Stock.

(c) [Reserved].

(d) Restrictions on Corporate Actions.

(1) From the Effective Date through the two-year anniversary of the Effective Date, the Corporation and its Subsidiaries will not purchase or otherwise acquire any shares of common stock of VMware if such acquisition would cause the common stock of VMware to no longer be publicly traded on a U.S. securities exchange or VMware to no longer be required to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, in each case unless such acquisition of VMware common stock is required in order for VMware to continue to be a member of the affiliated group of corporations filing a consolidated tax return with the Corporation for purposes of Section 1502 of the Internal Revenue Code and the regulations thereunder.

(2) For so long as any shares of Class V Common Stock remain outstanding, the Corporation shall not authorize or issue any class or series of common stock (other than (i) Class V Common Stock or (ii) common stock of the Corporation with an Inter-Group Interest in the Class V Group) intended to reflect an economic interest of the Corporation in assets comprising the Class V Group, including common stock of VMware.

(e) Dividends. Subject to the provisions of any Preferred Stock Series Resolution:

(1) Dividends on Class V Common Stock.

(A) Dividends on the Class V Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Class V Group Available Dividend Amount.

(B) If the Number of Retained Interest Shares is greater than zero on the record date for any dividend on the Class V Common Stock, then concurrently with the payment of any dividend on the outstanding shares of Class V Common Stock:

(I) if such dividend consists of cash, Publicly Traded securities (other than shares of Class V Common Stock) or other assets, the Corporation will attribute to the DHI Group (a “Retained Interest Dividend”) an aggregate amount of cash, securities or other assets, or a combination thereof, at the election of the Board of Directors (the “Retained Interest Dividend Amount”), with a Fair Value equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) a fraction, the numerator of which is the Fair Value of such dividend payable to the holders of outstanding shares of Class V Common Stock, as determined in good faith by the Board of Directors, and the denominator of which is the number of shares of Class V Common Stock outstanding as of such record date; or

(II) if such dividend consists of shares of Class V Common Stock (including dividends of Convertible Securities convertible or exchangeable or exercisable for shares of Class V Common Stock), the Number of Retained Interest Shares will be increased by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Number of Retained Interest Shares as of the record date for such dividend, by (y) the number of shares (including any fraction of a share) of Class V Common Stock issuable to a holder for each outstanding share of Class V Common Stock in such dividend.

In the case of a dividend paid pursuant to Section 5.2(m)(3)(D), in connection with a Class V Group Disposition, the Retained Interest Dividend Amount may be increased, at the election of the Board of Directors, by the aggregate amount of the dividend that would have been payable with respect to the shares of Class V Common Stock converted into Class C Common Stock in connection with such Class V Group Disposition if such shares were not so converted and received the same dividend per share as the other shares of Class V Common Stock received in connection with such Class V Group Disposition.

A Retained Interest Dividend may, at the discretion of the Board of Directors, be reflected by an allocation or by a direct transfer of cash, securities or other assets, or a combination thereof, and may be payable in kind or otherwise.

(2) Dividends on DHI Common Stock.

(A) Dividends on the DHI Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the DHI Group Available Dividend Amount.

(B) Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the DHI Common Stock out of the assets or funds of the Corporation legally available therefor; provided, however, that in the event that any such dividend is paid in the form of shares of DHI Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of DHI Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.

(C) Dividends of Class V Common Stock (or dividends of Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) may be declared and paid on the DHI Common Stock if the Number of Retained Interest Shares is greater than zero on the record date for any such dividend, but only if the sum of:

(I) the number of shares of Class V Common Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

(II) the number of shares of Class V Common Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the DHI Group is less than or equal to the Number of Retained Interest Shares.

(3) Discrimination between DHI Common Stock and Class V Common Stock. The Board of Directors shall have the authority and discretion to declare and pay (or to refrain from declaring and paying) dividends on outstanding shares of Class V Common Stock and dividends on outstanding shares of DHI Common Stock, in equal or unequal amounts, or only on the DHI Common Stock or the Class V Common Stock, irrespective of the amounts (if any) of prior dividends declared on, or the respective liquidation rights of, the DHI Common Stock or the Class V Common Stock, or any other factor.

(f) Liquidation and Dissolution.

(1) General. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation (regardless of the Group to which such shares are attributed), the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed) in proportion to the respective number of liquidation units per share of DHI Common Stock and Class V Common Stock.

Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(f).

(2) Liquidation Units. The liquidation units per share of Class V Common Stock in relation to the DHI Common Stock shall be as follows:

(A) each share of DHI Common Stock shall have one liquidation unit; and

(B) each share of Class V Common Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to the nearest five decimal places) obtained by dividing (x) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period commencing on (and including) the first Trading Day on which the Class V Common Stock trades in the “regular way” market, by (y) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period (unless such shares of Class C Common Stock are not Publicly Traded, in which case the Fair Value of a share of Class C Common Stock, determined as of the fifth Trading Day of such period, shall be used for purposes of (y));

provided, that if, after the Effective Date, the Corporation, at any time or from time to time, subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split, reclassification or otherwise) the outstanding shares of Class C Common Stock or Class V Common Stock, or declares and pays a dividend or distribution in shares of Class C Common Stock or Class V Common Stock to holders of Class C Common Stock or Class V Common Stock, as applicable, the per share liquidation units of the Class C Common Stock or Class V Common Stock, as applicable, will be appropriately adjusted as determined by the Board of Directors, so as to avoid any dilution or increase in the aggregate, relative liquidation rights of the shares of Class C Common Stock and Class V Common Stock.

Whenever an adjustment is made to liquidation units under this Section 5.2(f), the Corporation will promptly thereafter prepare and file a statement of such adjustment with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such adjustment.

(g) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any series of DHI Common Stock, the outstanding shares of the other series of DHI Common Stock will be subdivided or combined in the same manner.

(h) Voting Rights.

(1) Voting Generally. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder shall be entitled to one vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote); and (v) each holder of record of Class V Common Stock shall be entitled to one vote per share of Class V Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except (A) as may otherwise be provided in this Certificate of Incorporation, or (B) as may otherwise be required by the laws of the State of Delaware, the holders of shares of all classes of Common Stock will vote as one class with respect to the election of Group I Directors and with respect to all other matters to be voted on by stockholders of the Corporation; provided, that the holders of Class A Common Stock (and no other classes of Common Stock) will vote with respect to the election of Group II Directors and the holders of Class B Common Stock (and no other classes of Common Stock) will vote as one class with respect to the election of Group III Directors.

(2) Special Voting Rights.

(A) If the Corporation proposes to (i) amend this Certificate of Incorporation (A) in any manner that would alter or change the powers, preferences or special rights of the shares of Class V Common Stock so as to affect them adversely or (B) to make any amendment, change or alteration to the restrictions on corporate actions described in Section 5.2(d), in each case whether by merger, consolidation or otherwise, or (ii) effect any merger or business combination as a result of which (A) the holders of all classes and series of Common Stock shall no longer own at least 50% of the voting power of the surviving corporation or of the direct or indirect parent corporation of such surviving corporation and (B) the holders of Class V Common Stock do not receive consideration of the same type as the other classes or series of Common Stock and, in aggregate, equal to or greater in value than the proportion of the average of the aggregate Fair Value of the outstanding Class V Common Stock over the 30-Trading Day period ending on the Trading Day preceding the date of the first public announcement of such merger or business combination to the aggregate Fair Value of the other outstanding classes or series of Common Stock over the same 30-Trading Day period (unless such securities are not Publicly Traded, in which case the aggregate Fair Value of such securities shall be determined as of the fifth Trading Day of such period), then in each case, such action will be subject to receipt by the Corporation of, and will not be undertaken unless the Corporation has received, the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class. Any vote taken pursuant to this Section 5.2(h)(2)(A) will be in addition to, and not in lieu of, any vote of the stockholders of the Corporation required by law to be taken with respect to the applicable action.

(B) For so long as any shares of Class V Common Stock remain outstanding, Section 4.02 of the Bylaws shall not be amended or repealed (A) by the stockholders of the Corporation unless such action has received the affirmative vote of the holders of record (other than shares held by the Corporation’s Affiliates), as of the record date for the meeting at which such vote is taken, of (i) Class V Common Stock representing a majority of the aggregate voting power (other than shares held by the Corporation’s Affiliates) of Class V Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon, voting together as a separate class, and (ii) Common Stock representing a majority of the aggregate voting power of Common Stock present, in person or by proxy, at such meeting and entitled to vote thereon or (B) by any action of the Board of Directors.

(C) Except as expressly provided herein, no class or series of Common Stock shall be entitled to vote as a separate class on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the holders of shares of DHI Common Stock and the holders of shares of Class V Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Incorporation that (i) would increase (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter; provided, that this Section 5.2(h)(2)(C) shall only apply to a proposed increase in the number of authorized shares of Class V Common Stock when such increase has received the approval of the Capital Stock Committee of the Board of Directors in such circumstances and as provided in the Bylaws.

(i) Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of DHI Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of DHI Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of DHI Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of DHI Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of DHI Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with a merger, consolidation, other business combination, or tender or exchange offer involving the Corporation.

(j) Senior, Parity or Junior Stock.

(1) Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2) Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock and the Class V Common Stock shall rank junior to the Preferred Stock.

(k) Reservation and Retirement of Shares.

(1) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2) Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(l) No Preemptive Rights.

Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(m) Other Provisions Relating to the Exchange of Class V Common Stock.

(1) Redemption for VMware Stock. At any time that shares of common stock of VMware comprise all of the assets of the Class V Group, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all outstanding shares of Class V Common Stock for shares of common stock of VMware (the “Distributed VMware Shares”), as provided herein. Each outstanding share of Class V Common Stock shall be redeemed for a number of Distributed VMware Shares equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Outstanding Interest Fraction by a fraction, the numerator of which is the number of shares of common stock of VMware attributed to the Class V Group on the Class V Group VMware Redemption Selection Date and the denominator of which is the number of issued and outstanding shares of Class V Common Stock on the same date. Any redemption pursuant to this Section 5.2(m)(1) shall occur on the date set forth in the public notice made pursuant to Section 5.2(m)(4)(B) (the “Class V Group VMware Redemption Date”). The Corporation shall not redeem shares of Class V Common Stock for Distributed VMware Shares pursuant to this Section 5.2(m)(1) without redeeming all outstanding shares of Class V Common Stock for Distributed VMware Shares in accordance with this Section 5.2(m)(1).

(2) Redemption for Securities of Class V Group Subsidiary. At any time at which a wholly-owned Subsidiary of the Corporation (the “Class V Group Subsidiary”) holds, directly or indirectly, all of the assets and liabilities attributed to the Class V Group and such assets and liabilities are not solely comprised of shares of common stock of VMware, the Corporation may, at its option and subject to assets of the Corporation being legally available therefor, redeem all of the outstanding shares of Class V Common Stock for shares of common stock of such Class V Group Subsidiary, as provided herein; provided, that the common stock received is the only outstanding equity security of such Class V Group Subsidiary, and provided, further, that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange. The number of shares of common stock of the Class V Group Subsidiary to be delivered in redemption of each outstanding share of Class V Common Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by dividing (x) the product of (I) the number of outstanding shares of common stock of the Class V Group Subsidiary and (II) the Outstanding Interest Fraction, by (y) the number of outstanding shares of Class V Common Stock, in each case, as of the Class V Group Redemption Selection Date. The Corporation shall not redeem shares of Class V Common Stock for shares of common stock of the Class V Group Subsidiary pursuant to this Section 5.2(m)(2) without redeeming all outstanding shares of Class V Common Stock in accordance with this Section 5.2(m)(2).

Any redemption pursuant to this Section 5.2(m)(2) will occur on a Class V Group Redemption Date set forth in a notice to holders of Class V Common Stock pursuant to Section 5.2(m)(4)(B).

If the Board of Directors determines to effect a redemption of the Class V Common Stock pursuant to this Section 5.2(m)(2), shares of Class V Common Stock shall be redeemed in exchange for a common stock of the Class V Group Subsidiary, as determined by the Board of Directors, on an equal per share basis.

(3) Dividend, Redemption or Conversion in Case of Class V Group Disposition. In the event of a Class V Group Disposition (other than in one or a series of Excluded Transactions), the Corporation will, on or prior to the 120th Trading Day following the consummation of such Class V Group Disposition and in accordance with the applicable provisions of this Section 5.2, take the actions referred to in one of Section 5.2(m)(3)(A), (B), (C) or (D) below, as elected by the Board of Directors:

(A) Subject to Section 5.2(e)(1), the Corporation may declare and pay a dividend payable in cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, to the holders of outstanding shares of Class V Common Stock, with an aggregate Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e).

(B) Provided that there are assets of the Corporation legally available therefor and the Class V Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to Section 5.2(m)(3)(A) in lieu of effecting the redemption provided for in this Section 5.2(m)(3)(B), the Corporation may apply an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the Class V Group Disposition) as of the Class V Group Redemption Selection Date (the “Class V Group Redemption Amount”) to the redemption of outstanding shares of Class V Common Stock for an amount per share equal to the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C); provided, that if such Class V Group Disposition involves all (not merely substantially all) of the assets of the Class V Group, a redemption pursuant to this Section 5.2(m)(3)(B) shall be a redemption of all outstanding shares of Class V Common Stock in exchange for an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof, with a Fair Value equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition, on an equal per share basis.

(C) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may convert the number of outstanding shares of Class V Common Stock obtained by dividing the Class V Group Allocable Net Proceeds by the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) into an aggregate number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the number of shares of Class V Common Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the period of 10 consecutive Trading Days beginning on the 2nd Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in Section 5.2(m)(4)(C) by (II) the Average Market Value of one share of Class C Common Stock over the same 10-Trading Day period.

(D) Provided that the Class C Common Stock is then Publicly Traded, the Corporation may combine the conversion of a portion of the outstanding shares of Class V Common Stock into Class C Common Stock as contemplated by Section 5.2(m)(3)(C) with the payment of a dividend on, or the redemption of, shares of Class V Common Stock, as described below, subject to the limitations specified in Section 5.2(m)(3)(A) (in the case of a dividend) or Section 5.2(m)(3)(B) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate of Incorporation referred to therein).

In the event the Board of Directors elects the option described in this Section 5.2(m)(3)(D), the portion of the outstanding shares of Class V Common Stock to be converted into validly issued, fully paid and non-assessable shares of Class C Common Stock shall be determined by the Board of Directors and shall be so converted at the conversion rate determined in accordance with Section 5.2(m)(3)(C) and the Corporation shall (x) pay a dividend to the holders of record of all of the remaining shares of Class V Common Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of Section 5.2(e), or (y) redeem all or a portion of such remaining shares of Class V Common Stock. The aggregate amount of such dividend or the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption, as applicable, shall be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (I) an amount equal to the Class V Group Allocable Net Proceeds of such Class V Group Disposition as of, in the case of a dividend, the record date for determining the holders of Class V Common Stock entitled to receive such dividend and, in the case of a redemption, the Class V Group Redemption Selection Date, in each case before giving effect to the conversion of shares of Class V Common Stock in connection with such Class V Group Disposition in accordance with this

Section 5.2(m)(3)(D) and any related adjustment to the Number of Retained Interest Shares, by (II) one (1) minus a fraction, the numerator of which shall be the number of shares of Class V Common Stock to be converted into shares of Class C Common Stock in accordance with this Section 5.2(m)(3)(D) and the denominator of which shall be the aggregate number of shares of Class V Common Stock outstanding as of the record date or the Class V Group Redemption Selection Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of all (not merely substantially all) of the assets of the Class V Group, then all remaining outstanding shares of Class V Common Stock shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption determined in accordance with this Section 5.2(m)(3)(D), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the event of a redemption concurrently with or following any such partial conversion of shares of Class V Common Stock, if the Class V Group Disposition was of not all of the assets of the Class V Group, then the number of shares of Class V Common Stock to be redeemed shall be determined in accordance with Section 5.2(m)(3)(B), substituting for the Class V Group Redemption Amount referred to therein the portion of the Class V Group Allocable Net Proceeds to be applied to such redemption as determined in accordance with this Section 5.2(m)(3)(D), and such shares shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the Class V Group Allocable Net Proceeds and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 5.2(m)(3)). In the case of a redemption, the allocation of the cash, Publicly Traded securities (other than securities of the Corporation) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed shall be made in the manner contemplated by Section 5.2(m)(3)(B).

For purposes of this Section 5.2(m)(3) and the definition of “Class V Group Disposition” provided in Article XV:

(1) as of any date, “substantially all of the assets of the Class V Group” means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the Class V Group as of such date;

(2) in the case of a Class V Group Disposition effected in a series of related transactions, such Class V Group Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions;

(3) if the Board of Directors seeks the approval of the holders of Class V Common Stock entitled to vote on thereon to qualify a Class V Group Disposition as an Excluded Transaction and such approval is not obtained, the date on which such approval fails to be obtained will be treated as the date on which such Class V Group Disposition was consummated for purposes of making the determinations and taking the actions prescribed by this Section 5.2(m)(3) and Section 5.2(m)(4), and no subsequent vote may be taken to qualify such Class V Group Disposition as an Excluded Transaction; and

(4) in the event of a redemption of a portion of the outstanding shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) at a time when the Number of Retained Interest Shares is greater than zero, the Corporation will attribute to the DHI Group concurrently with such redemption an aggregate amount (the “Retained Interest Redemption Amount”) of cash, securities (other than securities of the Corporation) or other assets, or any combination thereof, subject to adjustment as described below, with an aggregate Fair Value equal to the difference between (x) the Class V Group Net Proceeds and (y) the portion of the Class V Group Allocable Net Proceeds applied to such redemption as determined in accordance with Section 5.2(m)(3)(B) or (D) (such attribution, the “Retained Interest Partial Redemption”). Upon such Retained Interest Partial Redemption, the Number of Retained Interest Shares will be decreased in the manner described in subparagraph (ii)(B) of the definition of “Number of Retained Interest Shares” provided in Article XV. The Retained Interest Redemption Amount may, at the discretion of the Board of Directors, be reflected by an allocation to the DHI Group or by a direct transfer to the DHI Group of cash, securities and/or other assets.

(4) General.

(A) If the Corporation determines to convert all of the shares of Class V Common Stock pursuant to Section 5.2(r), not less than 10 days prior to the Class V Group Conversion Date the Corporation shall announce publicly by press release:

(I) that all outstanding shares of Class V Common Stock shall be converted pursuant to Section 5.2(r) on the Class V Group Conversion Date;

(II) the Class V Group Conversion Date, which shall not be more than 45 days following the Determination Date;

(III) the number of shares of Class C Common Stock to be received with respect to each share of Class V Common Stock; and

(IV) instructions as to how shares of Class V Common Stock may be surrendered for conversion.

(B) If the Corporation determines to exchange shares of Class V Common Stock pursuant to Section 5.2(m)(1) or to redeem shares of Class V Common Stock pursuant to Section 5.2(m)(2), the Corporation shall announce publicly by press release:

(I) that the Corporation intends to exchange or redeem, as applicable, all outstanding shares of Class V Common Stock for Distributed VMware Shares pursuant to Section 5.2(m)(1) or common stock of the Class V Group Subsidiary pursuant to Section 5.2(m)(2), as applicable, subject to any applicable conditions;

(II) the class or series of securities to be received with respect to the shares of Class V Common Stock to be exchanged or redeemed, as applicable, and the Outstanding Interest Fraction as of the date of such notice;

(III) the Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date, as applicable, which shall not be earlier than the 10th day following the date of such press release;

(IV) the Class V Group VMware Redemption Date or Class V Group Redemption Date, as applicable, which shall not be earlier then the 10th day following the date of such press release and shall not be later than the 120th Trading Day following the date of such press release;

(V) if the Board of Directors so determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such press release may specify) immediately preceding the specified Class V Group VMware Redemption Selection Date or Class V Group Redemption Selection Date;

(VI) the number of shares of VMware common stock or of the Class V Group Subsidiary, as applicable, attributable to the DHI Group, and the Number of Retained Interest Shares used in determining such number; and

(VII) instructions as to how shares of Class V Common Stock may be surrendered for exchange or redemption, as applicable.

(C) Not later than the 10th Trading Day following the consummation of a Class V Group Disposition referred to in Section 5.2(m)(3), the Corporation shall announce publicly by press release the Class V Group Net Proceeds of such Class V Group Disposition. Not later than the 30th Trading Day following the consummation of such Class V Group Disposition (and in the event a 10-Trading Day valuation period is required in connection with the action selected by the Board of Directors pursuant to Section 5.2(m)(3), not earlier than the 12th Trading Day following the public announcement of the Class V Group Net Proceeds as set forth in the first sentence of this Section 5.2(m)(4)(C)), the Corporation shall announce publicly by press release (to the extent applicable):

(I) which of the actions specified in Section 5.2(m)(3)(A), (B), (C) or (D) the Corporation has irrevocably determined to take;

(II) as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to Section 5.2(m)(3)(A) or (D), the Class V Group Redemption Selection Date for

the redemption of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(B) or (D) or the Class V Group Conversion Selection Date for the partial conversion of shares of Class V Common Stock pursuant to Section 5.2(m)(3)(D), which record date, Class V Group Redemption Selection Date or Class V Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

(III) the Outstanding Interest Fraction as of the date of such notice;

(IV) the anticipated dividend payment date, Class V Group Redemption Date, and/or Class V Group Conversion Date, as applicable, which in either case shall not be more than 85 Trading Days following such Class V Group Disposition; and

(V) unless the Board of Directors otherwise determines, that the Corporation shall not be required to register a transfer of any shares of Class V Common Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) immediately preceding the specified Class V Group Redemption Selection Date or the Class V Group Conversion Selection Date.

If the Corporation determines to undertake a redemption of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(B) or (D), or a conversion of shares of Class V Common Stock, in whole or in part, pursuant to Section 5.2(m)(3)(C) or (D), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the Class V Group Redemption Date or Class V Group Conversion Date, and will announce, as applicable:

(I) the Class V Group Redemption Date or Class V Group Conversion Date, which in each case shall not be more than 85 Trading Days following such Class V Group Disposition;

(II) the number of shares of Class V Common Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Class V Common Stock will be redeemed or converted;

(III) the kind and amount of per share consideration to be received with respect to each share of Class V Common Stock to be redeemed or converted and the Outstanding Interest Fraction as of the date of such notice;

(IV) with respect to a partial redemption under Section 5.2(m)(3)(B) or (D), the Number of Retained Interest Shares as of the Class V Group Redemption Selection Date;

(V) with respect to a dividend under Section 5.2(m)(3)(D), the Number of Retained Interest Shares as of the record date for the dividend and the Retained Interest Dividend Amount attributable to the DHI Group; and

(VI) instructions as to how shares of Class V Common Stock may be surrendered for redemption or conversion.

(D) The Corporation will give such notice to holders of Convertible Securities convertible into or exercisable or exchangeable for Class V Common Stock as may be required by the terms of such Convertible Securities or as the Board of Directors may otherwise deem appropriate in connection with a dividend, redemption or conversion of shares of Class V Common Stock pursuant to this Section 5.2, as applicable.

(E) All public announcements made pursuant to Section 5.2(m)(4)(A), (B) or (C) shall include such further statements, and the Corporation reserves the right to make such further public announcements, as may be required by law or the rules of the principal U.S. securities exchange on which the Class V Common Stock is listed or as the Board of Directors may, in its discretion, deem appropriate.

(F) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Class V Common Stock; provided, however, that, except as otherwise contemplated by Section 5.2(m)(3)(D), if the Class V Group Conversion Date or the Class V Group Redemption Date with respect to any shares of Class V Common

Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, but prior to the payment of such dividend or distribution, the holders of record of such shares of Class V Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion or redemption of such shares.

(G) Before any holder of shares of Class V Common Stock shall be entitled to receive certificate(s) or book-entry interests representing shares of any kind of capital stock or cash, Publicly Traded securities or other assets to be received by such holder with respect to shares of Class V Common Stock pursuant to Section 5.2(r) or this Section 5.2(m), such holder shall surrender certificate(s) or book-entry interests representing such shares of Class V Common Stock in such manner and with such written instruments or transfer as the Corporation shall specify. The Corporation will, as soon as practicable after such surrender of certificate(s) or book-entry interests representing shares of Class V Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Class V Common Stock were so surrendered, or to the nominee or nominees of such holder, certificate(s) or book-entry interests representing the number of shares of the kind of capital stock or cash, Publicly Traded securities or other assets to which such Person shall be entitled as aforesaid, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I). If less than all of the shares of Class V Common Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares (including fractional shares) of Class V Common Stock not redeemed.

(H) From and after any applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, all rights of a holder of shares of Class V Common Stock that were converted, redeemed or exchanged on such Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as applicable, shall cease except for the right, upon surrender of certificate(s) or book-entry interests representing such shares of Class V Common Stock, to receive certificate(s) or book-entry interests representing shares of the kind and amount of capital stock or cash, Publicly Traded securities or other assets for which such shares were converted, redeemed or exchanged, as applicable, together with any payment for fractional securities determined by the Board of Directors to be paid in accordance with Section 5.2(m)(4)(I), and such holder shall have no other or further rights in respect of the shares of Class V Common Stock so converted, redeemed or exchanged. No holder of a certificate or book-entry interest which immediately prior to the applicable Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date represented shares of Class V Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into or in exchange for which the Class V Common Stock was converted, redeemed or exchanged until surrender of such holder’s certificate or book-entry interest for certificate(s) or book-entry interests representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date prior to the Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of shares of the kind of capital stock represented by the certificate(s) or book-entry interests issued upon such surrender. Notwithstanding the foregoing, from and after a Class V Group Conversion Date, Class V Group Redemption Date or Class V Group VMware Redemption Date, as the case may be, the Corporation will be entitled to treat certificates and book-entry interests representing shares of Class V Common Stock that have not yet been surrendered for conversion, redemption or exchange in accordance with Section 5.2(m)(4)(G) as evidencing the ownership of the number of shares of the kind or kinds of capital stock for which the shares of Class V Common Stock represented by such certificates or book-entry interests shall have been converted, redeemed or exchanged in accordance with Section 5.2(r) or this Section 5.2(m), notwithstanding the failure of the holder thereof to surrender such certificates or book-entry interests.

(I) The Corporation shall not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Class V Common Stock upon any conversion, redemption, exchange, dividend or other distribution pursuant to this Section 5.2. In connection with the determination of the number of shares of any class or series of capital stock that shall be issuable or the amount of other securities that shall be deliverable to any holder of record of Class V Common Stock upon any such conversion, redemption, exchange, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the shares of Class V Common Stock held at the relevant time by such holder of record.

If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Class V Common Stock includes a fraction, the Corporation shall pay, or shall cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the Fair Value of such fraction (without interest).

(J) Any deadline for effecting a redemption, conversion, or exchange prescribed by Section 5.2(r) or this Section 5.2(m) may be extended in the discretion of the Board of Directors if deemed necessary or appropriate to enable the Corporation to comply with the U.S. federal securities laws, including the rules and regulations promulgated thereunder.

(n) Treatment of Convertible Securities. After any Class V Group Redemption Date or Class V Group Conversion Date on which all outstanding shares of Class V Common Stock are redeemed or converted, any share of Class V Common Stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

(1) in the event the shares of Class V Common Stock outstanding on such Class V Group Redemption Date were redeemed pursuant to Section 5.2(m)(3)(B) or Section 5.2(m)(2), be redeemed, to the extent of funds legally available therefor, for $0.01 per share in cash for each share of Class V Common Stock that otherwise would be issued upon such exchange, conversion or exercise; or

(2) in the event the shares of Class V Common Stock outstanding on such Class V Group Conversion Date were converted into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D) or Section 5.2(r), be converted into the number of shares of Class C Common Stock that shares of Class V Common Stock would have received had such shares been outstanding and converted on such Class V Group Conversion Date.

The provisions of the immediately preceding sentence of this Section 5.2(n) shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of Class V Common Stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

(o) Deemed Conversion of Certain Convertible Securities. To the extent Convertible Securities are paid as a dividend to the holders of Class V Common Stock at a time when the DHI Group holds an Inter-Group Interest in the Class V Group, in addition to making an adjustment pursuant to Section 5.2(e)(1)(B)(II), the Corporation may, when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of Class V Common Stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Retained Interest Shares pursuant to subparagraph (iii) of the definition of “Number of Retained Interest Shares” provided in Article XV, and must do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, the DHI Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and the Class V Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of Class V Common Stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by the DHI Group and such Convertible Securities shall no longer be deemed to be held by the DHI Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the Class V Group in consideration of such conversion, exchange or exercise shall be filed with the Secretary of the Corporation and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

(p) Certain Determinations by the Board of Directors.

(1) General. The Board of Directors shall make such determinations with respect to (a) the businesses, assets, properties, liabilities and preferred stock to be attributed to the DHI Group and the Class V Group, (b) the application of the provisions of this Certificate of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of any series of Common Stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, designations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this Section 5.2(p); provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be effective only if made in accordance with the Bylaws. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

(A) Upon any acquisition by the Corporation or its Subsidiaries of any businesses, assets or properties, or any assumption of liabilities or preferred stock, outside of the ordinary course of business of either Group, the Board of Directors shall determine whether such businesses, assets, properties, liabilities or preferred stock (or an interest therein) shall be for the benefit of the DHI Group or the Class V Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with the definitions of DHI Group or Class V Group set forth in Article XV, as the case may be.

(B) Upon any issuance of shares of Class V Common Stock at a time when the Number of Retained Interest Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Retained Interest Shares. Upon any repurchase of shares of Class V Common Stock at any time, the Board of Directors shall determine, based on whether the cash or other assets paid in such repurchase were attributed to the DHI Group or the Class V Group and any other relevant factors, whether all or any part of the shares of such series so repurchased shall increase such Number of Retained Interest Shares.

(C) Upon any issuance by the Corporation or any Subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Class V Common Stock, if at the time such Convertible Securities are issued the Number of Retained Interest Shares related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Class V Common Stock pursuant thereto shall, in whole or in part, reduce such Number of Retained Interest Shares.

(D) Upon any issuance of any shares of preferred stock (or stock other than Common Stock) of any series, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than Common Stock) in the business of either Group and any other relevant factors, the shares so issued entirely to the DHI Group, entirely to the Class V Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

(E) Upon any redemption or repurchase by the Corporation or any Subsidiary thereof of shares of preferred stock (or stock other than Common Stock) of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the DHI Group, to the Class V Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than Common Stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

(F) Upon any transfer to either Group of businesses, assets or properties attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the transferring Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(G) Upon any assumption by either Group of liabilities or preferred stock attributed to the other Group, the Board of Directors shall determine the consideration therefor to be attributed to the assuming Group in exchange therefor, including, without limitation, cash, securities or other property of the other Group, or shall decrease or increase the Number of Retained Interest Shares, as described in subparagraph (ii)(D) or (iii)(D), as the case may be, of the definition of “Number of Retained Interest Shares” provided in Article XV.

(2) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 5.2(p) or any other provision in this Certificate of Incorporation, at any time when there are no shares of Class V Common Stock outstanding (or Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock), the Corporation need not:

(A) attribute any of the businesses, assets, properties, liabilities or preferred stock of the Corporation or any of its Subsidiaries to the DHI Group or the Class V Group; or

(B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Section 5.2(p),

and in such circumstances the holders of the shares of DHI Common Stock outstanding shall (unless otherwise specifically provided in this Certificate of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

(3) Board Determinations Binding. Any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 5.2(p) or otherwise in furtherance of the application of this Section 5.2 shall be final and binding; provided, that any of such determinations that would require approval of the Capital Stock Committee under the Bylaws shall be final and binding only if made in accordance with the Bylaws.

(q) Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(1) At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.

(2) If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(q), such written election shall be delivered by certified mail or courier, postage prepaid, to the Corporation or the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) be accompanied by the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer). The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, and any other instruments required by this Section 5.2(q)(2).

(3) Upon receipt by the Corporation’s transfer agent of a written election accompanied by the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer), the Corporation shall deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares of Class C Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, and (ii) if applicable, a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares (including any fractional share) of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.

(4) Notwithstanding anything in this Certificate of Incorporation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, (x) in a transfer pursuant to a Qualified Sale Transaction or (y) in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the MSD Partners Stockholders and their Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of DHI Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(r) Conversion of Class V Common Stock into Class C Common Stock at the Option of the Corporation.

(1) At the option of the Corporation, exercisable at any time the Class C Common Stock is then Publicly Traded, the Board of Directors may authorize (the date the Board of Directors makes such authorization, the “Determination Date”) that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable Publicly Traded shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying the Applicable Conversion Percentage as of the Determination Date by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period.

(2) At the option of the Corporation, if a Tax Event occurs, the Board of Directors may authorize that each outstanding share of Class V Common Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable shares of Class C Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by multiplying 100% by the amount (calculated to the nearest five decimal places) obtained by dividing (I) the Average Market Value of a share of Class V Common Stock over the 10-Trading Day period ending on the Trading Day preceding the Determination Date, by (II) the Average Market Value of a share of Class C Common Stock over the same 10-Trading Day period; provided, that such conversion shall only occur if the Class C Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange.

(3) If the Corporation determines to convert shares of Class V Common Stock into Class C Common Stock pursuant to this Section 5.2(r), such conversion shall occur on a Class V Group Conversion Date on or prior to the 45th day following the Determination Date and shall otherwise be effected in accordance with the provisions of Section 5.2(m)(4).

(4) The Corporation shall not convert shares of Class V Common Stock into shares of Class C Common Stock pursuant to this Section 5.2(r) without converting all outstanding shares of Class V Common Stock into shares of Class C Common Stock in accordance with this Section 5.2(r).

(s) Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

ARTICLE VI

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of:

(1) The Group I directors (the “Group I Directors”). The holders of Common Stock (other than the holders of Class D Common Stock), voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors may be increased (to no more than twenty (20)) or decreased (to no less than three (3)) by action of the Board of Directors that includes the affirmative vote of (i) a majority of the Board of Directors, (ii) a majority of the Group II Directors (as defined below), if any, and (iii) a majority of the Group III Directors (as defined below), if any. Notwithstanding the immediately preceding sentence, upon the occurrence of a Designation Rights Trigger Event, the number of directors constituting the Group I Directors shall automatically be increased by the number of Group II Directors and Group III Directors that shall become Group I directors pursuant to paragraph (f) of this Article VI below. Any newly-created directorship on the Board of Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided, that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock), voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote. Until a Designation Rights Trigger Event, in the event that the Board of Directors consists of a number of directors entitled to an aggregate amount of votes that is less than seven (7), the number of Group I Directors shall automatically be increased to such number as is necessary to ensure that the voting power of the Board of Directors is equal to an aggregate of seven (7) votes (assuming, for each such calculation, full attendance by each director);

(2) Until a Designation Rights Trigger Event has occurred with respect to the Class A Common Stock, the holders of Class A Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group II Directors”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group II Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, the rights of the Class A Common Stock pursuant to this paragraph (2) shall immediately terminate and no right to elect Group II Directors shall thereafter attach to the Class A Common Stock. The number of Group II Directors may be increased (to no more than three (3)) by action of the Group II Directors or vote of the holders of Class A Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class A Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group II Directors, such vacancy shall only be filled by the vote of the holders of the outstanding Class A Common Stock, voting separately as a series. The holders of Class A Common Stock, voting separately as a series, shall be entitled to remove any Group II Director with or without cause at any time. Each Group II Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group II Director Votes by (ii) the number of Group II Directors then in office; and

(3) Until a Designation Rights Trigger Event has occurred with respect to the Class B Common Stock, the holders of Class B Common Stock shall have the right, voting separately as a series, to elect up to three (3) directors (the “Group III Directors”), and, voting separately as a series, shall solely be entitled to elect, vote to remove or fill any vacancy in respect of any Group III Director. Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, the rights of the Class B Common Stock pursuant to this paragraph (3) shall immediately terminate and no right to elect Group III Directors shall thereafter attach to the Class B Common Stock. The number of Group III Directors may be increased (to no more than three (3)) by action of the Group III

Directors or vote of the holders of Class B Common Stock, voting separately as a series, or decreased (to no less than one (1)) by vote of the holders of Class B Common Stock, voting separately as a series. In the case of any vacancy or newly-created directorship occurring with respect to the Group III Directors, such vacancy or newly-created directorship shall only be filled by the vote of the holders of the outstanding Class B Common Stock, voting separately as a series. The holders of Class B Common Stock, voting separately as a series, shall be entitled to remove any Group III Director with or without cause at any time. Each Group III Director shall be entitled to cast that number of votes (or a fraction thereof) equal to the quotient obtained by dividing (i) the Aggregate Group III Director Votes by (ii) the number of Group III Directors then in office.

(c) No stockholders of the Corporation other than the holders of Class A Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group II Director. No stockholders of the Corporation other than the holders of the Class B Common Stock shall be entitled to vote with respect to the election or the removal without cause of any Group III Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of Class A Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group II Directors by such series and the presence in person or by proxy of the holders of a majority of the outstanding shares of Class B Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of Group III Directors by such series. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class A Common Stock and/or the Class B Common Stock shall not prevent the election of directors other than the Group II Directors and/or the Group III Directors, as applicable, and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group II Directors and/or the Group III Directors, as applicable.

(d) In the event that the Group II Directors and the Group III Directors are entitled to an equal aggregate number of votes that is greater than zero (0) (assuming, for such calculation, full attendance by each applicable Group II Director and Group III Director), any matter that requires approval by the Board of Directors will require the approval of (i) a majority of the votes entitled to be cast by all directors, (ii) a majority of the votes entitled to be cast by the Group II Directors and (iii) a majority of the votes entitled to be cast by the Group III Directors.

(e) As long as (a) no IPO has occurred, (b) the number of shares of Common Stock beneficially owned by the MD Stockholders exceeds either (x) 35% of the issued and outstanding DHI Common Stock or (y) the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders and (c) no Disabling Event has occurred and is continuing, then (x) removal of the Chief Executive Officer of the Corporation shall require the approval of the holders of Class A Common Stock, voting separately as a series, and (y) unless otherwise consented to by the holders of Class A Common Stock, voting separately as a series, the Chief Executive Officer of the Corporation shall also serve as Chairman of the Board of Directors (provided, the Chief Executive Officer is a director).

(f) Upon the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, each Group II Director then serving as a director shall become a Group I Director, and the Aggregate Group II Director Votes shall thereafter be zero (0). Upon the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock, each Group III Director then serving as a director shall become a Group I Director, and the Aggregate Group III Director Votes shall thereafter be zero (0).

(g) To the extent that this Certificate of Incorporation provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in this Certificate of Incorporation or the Bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors. Notwithstanding the foregoing, each director when serving on a committee or subcommittee of the Board of Directors shall be entitled to cast that number of votes in respect of the total votes on any matter coming before such committee or subcommittee as shall be specified pursuant to the Bylaws, or if not so specified, then as may be set forth in a resolution of the Board of Directors designating such committee not inconsistent with the Bylaws or any stockholder agreement or similar contractual arrangement to which the Corporation is a party.

ARTICLE VII

Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earliest of (i) the date such director’s successor is elected and qualified, (ii) the date of such director’s death, resignation, disqualification or removal, (iii) solely in the case of the Group II Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class A Common Stock, and (iv) solely in the case of the Group III Directors, the occurrence of a Designation Rights Trigger Event with respect to the Class B Common Stock. In the event that Group II Directors and Group III Directors become Group I Directors pursuant to Article VI, paragraph (f), then each such director shall serve until the earliest of (i) the date such director’s successor is elected and qualified and (ii) the date of such director’s death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, shall be signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the DHI Common Stock beneficially owned by the MD Stockholders and a majority of the DHI Common Stock beneficially owned by the SLP Stockholders, if any, that are stockholders at such time, and shall be delivered to the Corporation by delivery to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

Subject to any limitations set forth in this Certificate of Incorporation, including, without limitation, pursuant to Section 5.2(h)(2)(B), and to obtaining any required stockholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the stockholders subject to any limitations set forth in this Certificate of Incorporation.

ARTICLE X

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a ”proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d) If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries (which for all purposes of this Article XI shall include VMware and its subsidiaries), (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, however, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

(a) Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

(b) Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V and/or Article VI hereof and, (B) for so long as the MD Stockholders or the SLP Stockholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X, Article VI or this paragraph (b) of Article XII hereof.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE XIV

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation (except as used in Section 5.2(h)(2) and the definition of “Excluded Transactions” provided in this Article XV), (i) the Corporation, its Subsidiaries and its other controlled Affiliates (including VMware and its subsidiaries) shall not be considered Affiliates of any of the Sponsor Stockholders or any of such party’s Affiliates (other than the Corporation, its Subsidiaries and its other controlled Affiliates), (ii) none of the MD Stockholders and the MSD Partners Stockholders, on the one hand, and/or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) except with respect to Article XI, none of the Sponsor Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Stockholders or their affiliated investment funds.

“Aggregate Group II Director Votes” means, as of the date of measurement:

(i) seven (7) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate of more than 35% of the issued and outstanding DHI Common Stock; or, so long as the foregoing subclause (i) is not applicable,

(ii) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 66 2/3% of the Reference Number;

(iii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iv) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(v) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the MD Stockholders beneficially own an aggregate number of shares of DHI Common Stock representing less than 10% of the Reference Number;

provided, that subject to the immediately succeeding sentence, at any time that the MD Stockholders beneficially own a number of shares of DHI Common Stock equal to or greater than 1.5 times the number of shares of DHI Common Stock beneficially owned by the SLP Stockholders, the Aggregate Group II Director Votes will equal seven (7) votes. Notwithstanding anything in this definition of “Aggregate Group II Director Votes” to the contrary, on and after a Disabling Event and if at the commencement of such Disabling Event the SLP Stockholders beneficially own an aggregate number of shares of DHI Common Stock equal to at least 50% of the Reference Number, then the aggregate number of votes that the Group II Directors will be entitled to will be the lesser of (A) the number of votes that the Group II Directors would be entitled to without regard to this sentence and (B) that number of votes that then constitutes the Aggregate Group III Director Votes; provided, that if the Disabling Event is a Disability of MD, then this sentence shall cease to apply, and the number of votes of the Group II Directors and the Group III Directors shall be calculated without regard to this sentence, upon the cessation of such Disabling Event; provided, further, that following and during the continuance of a Disabling Event, if the MD Stockholders beneficially own at least a majority of the outstanding DHI Common Stock and an MD Stockholder enters into a Qualified Sale Transaction which requires approval of the Board of Directors, the number of votes of the Group II Directors and the Group III Directors with respect to the vote by the Board of Directors on any such Qualified Sale Transaction, definitive agreements and filings related thereto and/or the consummation thereof shall be determined without giving effect to such Disabling Event.

“Aggregate Group III Director Votes” means, as of the date of measurement:

(i) three (3) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) equal to more than 66 2/3% of the Reference Number;

(ii) two (2) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing more than 33 1/3% but less than or equal to 66 2/3% of the Reference Number;

(iii) one (1) vote for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing 10% or more but less than or equal to 33 1/3% of the Reference Number; and

(iv) zero (0) votes for all matters subject to the vote of the Board of Directors (whether by a meeting or by written consent) for so long as the SLP Stockholders beneficially own a number of shares of DHI Common Stock (other than Class D Common Stock) representing less than 10% of the Reference Number.

“Anticipated Closing Date” means the anticipated closing date of any proposed Qualified Sale Transaction, as determined in good faith by the Board of Directors on the Applicable Date.

“Applicable Conversion Percentage” means (i) from the first date the Class C Common Stock is Publicly Traded until the first anniversary thereof, 120%, (ii) from and after the first anniversary of such date until the second anniversary of such date, 115%, and (iii) from and after the second anniversary of such date, 110%.

“Applicable Date” means, with respect to any proposed Qualified Sale Transaction, (i) the date that the applicable notice is delivered to the SLP Stockholders by the Corporation that the MD Stockholder has entered into a Qualified Sale Transaction; provided, that a definitive agreement providing for such Qualified Sale Transaction on the terms specified in such notice has been entered into with the applicable purchaser prior to delivering such notice, and (ii) in all instances other than those specified in clause (i), the date that a definitive agreement is entered into with the applicable purchaser providing for such Qualified Sale Transaction.

“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.

“Average Market Value” of a share of any class of common stock or other Publicly Traded capital stock means the average of the daily Market Values of one share of such class of common stock or such other capital stock over the applicable period prescribed in this Certificate of Incorporation.

“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to DHI Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of DHI Common Stock.

“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided, however, that no stockholder shall be deemed to beneficially own any Securities held by any other stockholder solely by virtue of the provisions of any stockholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Stockholders, all of the MD Stockholders’ DHI Common Stock, the MSD Partners Stockholders’ DHI Common Stock, all of their respective Affiliates’ DHI Common Stock and all of their respective Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Stockholders and as being outstanding (except for DHI Common Stock that was transferred by the MD Stockholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than an (i) individual or entity described in clause (1)(A), (1)(B), (1)(C) or (1)(D) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other stockholder, all of such stockholder’s DHI Common Stock, all of its Affiliates’ DHI Common Stock and all of its Permitted Transferees’ DHI Common Stock (including in each case DHI Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such stockholder and as being outstanding.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Incorporation.

“Capital Stock Committee” means the standing committee of the Board of Directors as provided for in the Bylaws.

“Certificate of Incorporation” means this Fifth Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

“Class V Group” means, as of any date:

(i) the direct and indirect economic rights of the Corporation in all of the shares of common stock of VMware owned by the Corporation as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Class V Group, or contributed, allocated or transferred to the Class V Group (including the net proceeds of any issuances, sales or incurrences for the account of the Class V Group of shares of Class V Common Stock or indebtedness attributed to the Class V Group), in each case, after the Effective Date and as shall be determined by the Board of Directors; and

(iii) all net income and net losses arising in respect of the foregoing, including dividends received by the Corporation with respect to common stock of VMware, and the proceeds of any Disposition of any of the foregoing;

provided, that the Class V Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the Class V Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of Class V Common Stock or in redemption of shares of Class V Common Stock, from and after the date of such Disposition, (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the Class V Group to the DHI Group, from and after the date of such transfer or allocation, or (D) any Retained Interest Dividend Amount or Retained Interest Redemption Amount, from and after the date of such transfer or allocation.

“Class V Group Allocable Net Proceeds” means, with respect to any Class V Group Disposition, the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying (x) the Class V Group Net Proceeds of such Class V Group Disposition, by (y) the Outstanding Interest Fraction as of such date.

“Class V Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the Class V Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding Class V Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Class V Group Conversion Date” means any date and time fixed by the Board of Directors for a conversion of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Conversion Selection Date” means any date and time fixed by the Board of Directors as the date and time upon which shares to be converted of Class V Common Stock will be selected for conversion pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Conversion Date).

“Class V Group Disposition” means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of assets of the Class V Group constituting all or substantially all of the assets of the Class V Group to one or more Persons.

“Class V Group Net Proceeds” means, as of any date, with respect to any Class V Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such Disposition to the Corporation after any payment of, or reasonable provision for, without duplication, (i) any taxes, including withholding taxes, payable by the Corporation or any of its Subsidiaries (currently, or otherwise as a result of the utilization of the Corporation’s tax attributes) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 5.2(m)(3)(A), (B) or (D), (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, (iii) any liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation or any of its Subsidiaries incurred in connection with or resulting from such Disposition or otherwise, and any liabilities for future purchase price adjustments and (iv) any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to the Class V Group. For purposes of this definition, any assets of the Class V Group remaining after such Disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

“Class V Group Redemption Date” means any date and time fixed by the Board of Directors for a redemption of shares of Class V Common Stock pursuant to Section 5.2.

“Class V Group Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for redemption pursuant to Section 5.2 (which, for the avoidance of doubt, may be the same date and time as the Class V Group Redemption Date).

“Class V Group VMware Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Class V Common Stock are to be selected for exchange pursuant to Section 5.2(m)(1) (which, for the avoidance of doubt, may be the same date and time as the Class V Group VMware Redemption Date).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.

“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries (including for this purpose VMware and its subsidiaries) who is also a director, officer, employee, managing director or other Affiliate of MSDC or SLP, (ii) MSDC and the MSD Partners Stockholders, and (iii) SLP and the SLP Stockholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.

“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Denali Finance” means Denali Finance Corp., a Delaware corporation.

“Designation Rights Trigger Event” means the earliest to occur of the following: (i) with respect to both the Class A Common Stock and the Class B Common Stock, an IPO, (ii) with respect to the Class A Common Stock, the Aggregate Group II Director Votes equaling zero (0) and (iii) with respect to the Class B Common Stock, the Aggregate Group III Director Votes equaling zero (0).

“DHI Group” means, as of any date:

(i) the direct and indirect interest of the Corporation and any of its Subsidiaries (including EMC) as of the Effective Date in all of the businesses, assets (including the VMware Notes), properties, liabilities and preferred stock of the Corporation and any of its Subsidiaries, other than any businesses, assets, properties, liabilities and preferred stock attributable to the Class V Group as of the Effective Date;

(ii) all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the DHI Group, or contributed, allocated or transferred to the DHI Group (including the net proceeds of any issuances, sales or incurrences for the account of the DHI Group of shares of DHI Common Stock, Convertible Securities convertible into or exercisable or exchangeable for shares of DHI Common Stock, or indebtedness or Preferred Stock attributed to the DHI Group and including any allocations or transfers of any Retained Interest Dividend Amount or Retained Interest Redemption Amount or otherwise in respect of any Inter-Group Interest in the Class V Group), in each case, after the Effective Date and as determined by the Board of Directors;

(iii) all net income and net losses arising in respect of the foregoing and the proceeds of any Disposition of any of the foregoing; and

(iv) an Inter-Group Interest in the Class V Group equal to one (1) minus the Outstanding Interest Fraction as of such date;

provided, that the DHI Group will not include (A) any assets, liabilities or businesses disposed of after the Effective Date for which Fair Value of the proceeds has been allocated to the DHI Group, (B) any assets, liabilities or businesses disposed of by dividend to holders of DHI Common Stock or in redemption of shares of DHI Common Stock, from and after the date of such Disposition, or (C) any assets, liabilities or businesses transferred or allocated after the Effective Date from the DHI Group to the Class V Group (other than through the DHI Group’s Inter-Group Interest in the Class V Group, if any, pursuant to clause (iv) above), from and after the date of such transfer or allocation.

“DHI Group Available Dividend Amount” as of any date, means the amount of dividends, as determined by the Board of Directors, that could be paid by a corporation governed under Delaware law having the assets and liabilities of the DHI Group, an amount of outstanding common stock (and having an aggregate par value) equal to the amount (and aggregate par value) of the outstanding DHI Common Stock and an amount of earnings or loss or other relevant corporate attributes as reasonably determined by the Board of Directors in light of all factors deemed relevant by the Board of Directors.

“Disability” means any physical or mental disability or infirmity that prevents the performance of MD’s duties as a director or Chief Executive Officer of the Corporation or any Domestic Specified Subsidiary (if, in the case of a Domestic Specified Subsidiary, MD is at the time of such disability or infirmity serving as a director or the Chief Executive Officer of such Domestic Specified Subsidiary) for a period of one hundred eighty (180) consecutive days.

“Disabling Event” means either the death, or the continuation of any Disability, of MD.

“Disposition” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of assets. The term “Disposition” does not include a pledge of assets not foreclosed, or, notwithstanding the foregoing, the consolidation or merger of the Corporation with or into any other Person or Persons or any other business combination involving the Corporation as a whole or any internal restructuring or reorganization.

“Domestic Specified Subsidiary” means each of (i) Intermediate, (ii) Denali Finance, (iii) Dell, (iv) EMC, (v) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), and (vi) any successors and assigns of any of Intermediate, Denali Finance, Dell, EMC and Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) that are Subsidiaries of the Corporation and are organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

“Effective Date” means September 7, 2016.

“EMC” means EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation.

“Excluded Transaction” means, with respect to the Class V Group:

(i) the Disposition by the Corporation of all or substantially all of its assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 5.2(f);

(ii) the Disposition of the businesses, assets, properties, liabilities and preferred stock of such Group as contemplated by Section 5.2(m)(1) or (2) or otherwise to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such class or series outstanding;

(iii) the Disposition to any wholly-owned Subsidiary of the Corporation; or

(iv) a Disposition conditioned upon the approval of the holders of Class V Common Stock (other than shares held by the Corporation’s Affiliates), voting as a separate voting group.

“Fair Market Value” means, as of any date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by MD (or, during the existence of a Disabling Event, the MD Stockholders) and the SLP Stockholders.

“Fair Value” means, as of any date:

(i) in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

(ii) in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis (excluding any illiquidity discount), as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

(iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

(iv) in the case of assets or property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

“Group” means the DHI Group or the Class V Group.

“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).

“Initial SLP Stockholders” means the SLP Stockholders who purchased Series B Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer Series B Stock and/or DHI Common Stock.

“Initial SLP Stockholders’ Investment” means the Initial SLP Stockholders’ initial investment in the Corporation and its Subsidiaries on October 29, 2013.

“Inter-Group Interest in the Class V Group” means, as of any date, the proportionate undivided interest, if any, that the DHI Group may be deemed to hold as of such date in the assets, liabilities, properties and businesses of the Class V Group in accordance with this Certificate of Incorporation. An Inter-Group Interest in the Class V Group held by the DHI Group is expressed in terms of the Number of Retained Interest Shares.

“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.

“IPO” means the consummation of the “Merger” as defined in that certain Agreement and Plan of Merger, dated as of July 1, 2018, by and between the Corporation and Teton Merger Sub Inc., a Delaware corporation, as it may be amended and/or restated from time to time.

“IRR” means, as of any date of determination, the discount rate at which the net present value of all of the Initial SLP Stockholders’ investments in the Corporation and its Subsidiaries on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) to the date of determination and the Return to the Initial SLP Stockholders through such time equals zero, calculated for each such date that an investment was made in the Corporation or its Subsidiaries from the actual date such investment was made and for any Return, from the date such Return was received by the Initial SLP Stockholders.

“Market Value” of a share of any Publicly Traded stock on any Trading Day means the volume weighted average price of reported sales prices regular way of a share of such stock on such Trading Day, or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange, or if the shares of such stock are not listed on the New York Stock Exchange on such Trading Day, on any tier of the Nasdaq Stock Market, provided that, for purposes of determining the Average Market Value for any period, (i) the “Market Value” of a share of stock on any day during such period prior to the “ex” date or any similar date for any dividend paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend as determined by the Board of Directors and (ii) the “Market Value” of a share of stock on any day during such period prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such stock or (B) the “ex” date or any similar date for any dividend with respect to any such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

“Marketable Securities” means securities that (i) are traded on an Approved Exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act) and (iv) the aggregate amount of which securities received by the Sponsor Stockholders (other than the MD Stockholders), collectively, with those received by its Affiliates, in any Qualified Sale Transaction do not constitute 10% or more of the issued and outstanding securities of such class on a pro forma basis after giving effect to such transaction. For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

“MD” means Michael S. Dell.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Related Parties” means any or all of MD, the MD Stockholders, the MSD Partners Stockholders, any Permitted Transferee of the MD Stockholders or the MSD Partners Stockholders, any Affiliate or family member of any of the foregoing and/or any business, entity or Person which any of the foregoing controls, is controlled by or is under common control with; provided, that neither the Corporation nor any of its Subsidiaries (including for this purpose VMware and its subsidiaries) shall be considered an “MD Related Party” regardless of the number of shares of Common Stock beneficially owned by the MD Stockholders.

“MD Stockholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.

“Merger” means the merger of Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of the Corporation, with and into EMC, with EMC surviving as a wholly-owned subsidiary of the Corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 12, 2015, among the Corporation, Dell, Merger Sub and EMC, as amended through the date of this Certificate of Incorporation.

“Merger Sub” means Universal Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of the Corporation.

“Minimum Return Requirement” means, with respect to the Initial SLP Stockholders, a Return with respect to their aggregate equity investment on and after October 29, 2013 in the Corporation and its Subsidiaries through the Anticipated Closing Date (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) equal to or greater than both (i) two (2.0) multiplied by the SLP Invested Amount and (ii) the amount necessary to provide the Initial SLP Stockholders with an IRR of 20.0% on the SLP Invested Amount. Whether a proposed Qualified Sale Transaction satisfies the Minimum Return Requirement will be determined as of the Applicable Date, and, for purposes of determining whether the Minimum Return Requirement has been satisfied, the Fair Market Value of any Marketable Securities (A) received prior to the Applicable Date shall be determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders and (B) to be received in the proposed Qualified Sale Transaction shall be determined as of the Applicable Date. For purposes of determining the Minimum Return Requirement, for the avoidance of doubt, other payments received by the Initial SLP Stockholders, or in respect of which the Initial SLP Stockholders have been reimbursed or indemnified shall be disregarded and shall not be considered payments received in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries.

“MSDC” means MSD Partners, L.P. and its Affiliates (other than MD for so long as MD serves as the Chief Executive Officer of the Corporation).

“MSD Partners Stockholders” means, collectively, (a) MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the MSD Partners Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“Number of Retained Interest Shares” means the proportionate undivided interest, if any, that the DHI Group may be deemed to hold in the assets, liabilities and businesses of the Class V Group in accordance with this Certificate of Incorporation, which shall be represented by a number of unissued shares of Class V Common Stock, which will initially be equal to the number of shares of common stock of VMware owned by the Corporation and its Subsidiaries on the Effective Date minus the number of shares of Class V Common Stock to be issued on the Effective Date, and will from time to time thereafter be (without duplication):

(i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class V Common Stock and dividends of shares of Class V Common Stock to holders of Class V Common Stock and other reclassifications of Class V Common Stock;

(ii) decreased (but not below zero), if before such adjustment such number is greater than zero, by action of the Board of Directors (without duplication): (A) by a number equal to the aggregate number of shares of Class V Common Stock issued or sold by the Corporation, the proceeds of which are attributed to the DHI Group, or issued as a dividend on DHI Common Stock pursuant to Section 5.2(e)(2)(B); (B) in the event of a Retained Interest Partial Redemption, by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by multiplying the Retained Interest Redemption Amount by the amount (rounded, if necessary, to the nearest whole number) obtained by dividing the aggregate number of shares of Class V Common Stock redeemed pursuant to Section 5.2(m)(3)(B) or (D), as applicable, by the applicable Class V Group Redemption Amount or the applicable portion of the Class V Group Allocable Net Proceeds applied to such redemption; (C) by the number of shares of Class V Common Stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Retained Interest Shares and (D) by a number equal to the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (x) the aggregate Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets attributed to the Class V Group that are transferred or allocated from the Class V Group to the DHI Group in consideration of a reduction in the Number of Retained Interest Shares, by (y) the Fair Value of a share of Class V Common Stock as of the date of such transfer or allocation;

(iii) increased, by action of the Board of Directors, (A) by a number equal to the aggregate number of shares of Class V Common Stock that are retired, redeemed or otherwise cease to be outstanding (x) following their purchase or redemption with funds or other assets attributed to the DHI Group, (y) following their retirement or redemption for no consideration if immediately prior thereto, they were owned by an asset or business attributed to the DHI Group, or (z) following their conversion into shares of Class C Common Stock pursuant to Section 5.2(m)(3)(C) or (D); (B) in accordance with the applicable provisions of Section 5.2(e)(1)(B)(II); (C) by the number of shares of Class V Common Stock into or for which Convertible Securities attributed as a liability to, or equity interest in, the Class V Group are deemed converted, exchanged or exercised by the DHI Group pursuant to Section 5.2(o), and (D) by a number equal to, as applicable, the amount (rounded, if necessary, to the nearest whole number) obtained by dividing (I) the Fair Value, as of a date within 90 days of the determination to be made pursuant to this clause (D), of assets theretofore attributed to the DHI Group that are contributed to the Class V Group in consideration of an increase in the Number of Retained Interest Shares, by (II) the Fair Value of a share of Class V common Stock as of the date of such contribution; and

(iv) increased or decreased under such other circumstances as the Board of Directors determines to be appropriate or required by the other terms of Section 5.2 to reflect the economic substance of any other event or circumstance; provided, that in each case, the adjustment will be made in a manner intended to reflect the relative economic interest of the DHI Group in the Class V Group.

Whenever a change in the Number of Retained Interest Shares occurs, the Corporation will promptly thereafter prepare and file a statement of such change and the amount to be allocated to the DHI Group with the Secretary of the Corporation. Neither the failure to prepare nor the failure to file any such statement will affect the validity of such change.

“outstanding,” when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding, nor will any shares be deemed outstanding, with respect to the Corporation, which are attributable to the Number of Retained Interest Shares.

“Outstanding Interest Fraction” as of any date, means a fraction, the numerator of which is the aggregate number of shares of Class V Common Stock outstanding on such date and the denominator of which is the amount obtained by adding (i) such aggregate number of shares of Class V Common Stock outstanding on such date, plus (ii) the Number of Retained Interest Shares as of such date, provided, that such fraction will in no event be greater than one.

“Permitted Transferee” means:

1. In the case of the MD Stockholders:

a.	MD, SLD Trust or any Immediate Family Member of MD;

b.	any MD Charitable Entity;

c.	one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

d.	any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clause (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or

e.	from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution;

provided, that:

a.	in the case of any Transfer of Securities to a Permitted Transferee of MD during MD’s life, MD would have, after such Transfer, voting control in any capacity over a majority of the aggregate number of Securities owned by the MD Stockholders and owned by the Persons or entities described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” as a result of Transfers hereunder;

b.	any such transferee enters into a joinder agreement as may be required under one or more binding contracts, commitments or agreements or in such other form and substance reasonably satisfactory to the SLP Stockholders;

c.	in the case of any Transfer of Securities to a Permitted Transferee of MD that is a Person described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of this definition of “Permitted Transferee” during MD’s life, such Transfer is gratuitous; and

d.	MD shall have a validly executed power-of-attorney designating an attorney-in-fact or agent, or with respect to any Securities Transferred to a trust revocable by MD, a MD Fiduciary, that is authorized to act on MD’s behalf with respect to all rights held by MD relating to Securities in the event that MD has become incapacitated.

For the avoidance of doubt, the foregoing clauses (1)(a) through (1)(e) of this definition of “Permitted Transferee” are applicable only to Transfers of Securities by MD to his Permitted Transferees, do not apply to any other Transfers of Securities, and shall not be applicable after the consummation of an IPO.

2.	In the case of the MSD Partners Stockholders, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of the MSD Partners Stockholders that remains such an Affiliate or affiliated private equity fund of such MSD Partners Stockholder; provided, that for the avoidance of doubt, except as otherwise agreed in writing between the Sponsor Stockholders, the MD Stockholders and Permitted Transferees of the MD Stockholders shall not be Permitted Transferees of any MSD Partners Stockholder.

3.	In the case of any other stockholder (other than the MD Stockholders or the MSD Partners Stockholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of such stockholder that remains such an Affiliate or affiliated private equity fund of such stockholder.

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder, (y) each MSD Partners Stockholder will be a Permitted Transferee of each other MSD Partners Stockholder and (z) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange.

“Qualified Sale Transaction” means any Sale Transaction (i) pursuant to which more than 50% of the DHI Common Stock and other debt securities exercisable or exchangeable for or convertible into DHI Common Stock, or any option, warrant or other right to acquire any DHI Common Stock or such debt securities of the Corporation will be acquired by a Person that is not an MD Related Party, nor the Corporation or any Subsidiary of the Corporation, (ii) in respect of which each Sponsor Stockholder other than the MD Stockholders has the right to participate in such Sale Transaction on the same terms as the MD Stockholders, (iii) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the SLP Stockholders will receive consideration for their DHI Common Stock and any other securities acquired pursuant to the exercise of any participation rights to which such SLP Stockholders are contractually entitled, if any, that consists entirely of cash and/or Marketable Securities and (iv) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the net proceeds of cash and Marketable Securities to be received by the Initial SLP Stockholders will, as of the Applicable Date, result in the Minimum Return Requirement being satisfied.

“Reference Number” means ninety-eight million, one-hundred eighty-one thousand, eight hundred eighteen (98,181,818) shares of DHI Common Stock (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the Merger).

“Retained Interest Dividend” and “Retained Interest Dividend Amount” have the respective meanings ascribed to them in Section 5.2(e)(1)(B)(I).

“Retained Interest Redemption Amount” and “Retained Interest Partial Redemption” have the respective meanings ascribed to them in Section 5.2(m)(3).

“Return” means, as of any date of determination, the sum of (i) all cash, (ii) the Fair Market Value of all Marketable Securities (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders if not received in a Qualified Sale Transaction, or if received in a Qualified Sale Transaction, the Applicable Date) and (iii) the Fair Market Value of all other securities or assets (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders), in each such case, paid to or received by the Initial SLP Stockholders prior to such date pursuant to (A) any dividends or distributions of cash and/or Marketable Securities by the Corporation or its Subsidiaries to the Initial SLP Stockholders in respect of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries, (B) a transfer of equity securities of the Corporation and/or its Subsidiaries by the Initial SLP Stockholders to any Person and/or (C) a Qualified Sale Transaction; provided, that in the case of a Qualified Sale Transaction, if the Initial SLP Stockholders retain any portion of their DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries following such Qualified Sale Transaction, the Fair Market Value of such portion immediately following such Qualified Sale Transaction (x) shall be deemed consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return,” and (y) shall be based on the per security price of such DHI Common Stock and/or equity securities of the Corporation’s Subsidiaries to be transferred or sold in such Qualified Sale Transaction, assuming (1) full payment of all fees and expenses payable by or on behalf of the Corporation or its Subsidiaries to any Person in connection therewith, including to any financial advisors, consultants, accountants, legal counsel and/or other advisors or representatives and/or otherwise payable, and (2) no earn-out payments, contingent payments (other than, in the case of a Qualified Sale Transaction, payments contingent upon the satisfaction or waiver of customary conditions to closing of such Qualified Sale Transaction), and/or deferred consideration, holdbacks and/or escrowed proceeds will be received by the Initial SLP Stockholders; provided, further, that notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) all payments received by the Initial SLP Stockholders, or reimbursed or indemnified pursuant to this Certificate of Incorporation, the Bylaws, any stockholder agreement or any similar contractual arrangement, in each case, on account of the SLP Stockholders holding Securities, shall be disregarded and shall not be considered consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return” and (ii) in no event shall the reclassification of the Original Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) contemplated by Section 5.2(c) of the Corporation’s Fourth Amended and Restated Certificate of Incorporation be deemed to have resulted in any “Return.”

“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Corporation or any Specified Subsidiary with or into any Person, (ii) the sale of DHI Common Stock and/or other voting equity securities of the Corporation that represent (A) a majority of the DHI Common Stock on a fully-diluted basis and/or (B) a majority of the aggregate voting power of the DHI Common Stock and/or (iii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in calculating the aggregate voting power of the DHI Common Stock for the purpose of clause (ii) of this definition of “Sale Transaction,” the voting power attaching to any shares of Class A Common Stock and/or Class B Common Stock that will convert into Class C Common Stock in connection with such transaction shall be determined as if such conversion had already taken place; provided, further, that in each case, any transaction solely between and among the Corporation and/or its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP III” means Silver Lake Partners III, L.P., a Delaware limited partnership.

“SLP Invested Amount” means an amount equal to the aggregate investment by the Initial SLP Stockholders (without duplication) on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) in the equity securities of the Corporation and its Subsidiaries. For purposes of determining the SLP Invested Amount all payments made by the SLP Stockholders for which they are subsequently reimbursed or indemnified and for which they do not or did not purchase or acquire equity securities of the Corporation or its Subsidiaries shall be disregarded and shall not be considered payments made or investments in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries or their respective equity securities.

“SLP Stockholders” means, collectively, (a) SLP III, SLTI III, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P., a Delaware limited partnership, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of DHI Common Stock greater than 50% of the outstanding shares of DHI Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“SLTI III” means Silver Lake Technology Investors III, L.P., a Delaware limited partnership.

“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Denali Finance, (iv) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), (v) EMC, (vi) any successors and assigns of any of Intermediate, Dell, Denali Finance, Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) and EMC, (vii) any other borrowers under the senior secured indebtedness and/or issuer of the debt securities, in each case, incurred or issued to finance the Merger and the transactions contemplated thereby and by the related transactions entered into in connection therewith and (viii) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.

“Sponsor Stockholders” means, collectively, the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders.

“Stock Plan” means each of (i) the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan and (ii) such other equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards, including the Dell Technologies Inc. Amended and Restated 2013 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, VMware and its subsidiaries shall not be considered Subsidiaries of the Corporation and its Subsidiaries for so long as VMware is not a direct or indirect wholly-owned subsidiary of the Corporation.

“Tax Event” means receipt by the Corporation of an opinion in writing of its tax counsel to the effect that, as a result of (i) (a) any amendment or change to the Internal Revenue Code of 1986, as amended, or any other federal income tax statute, (b) any amendment or change to the Treasury Regulations (including the issuance or promulgation of temporary regulations), (c) any administrative pronouncement or other ruling or guidance (including guidance from the Internal Revenue Service or the U.S. Department of Treasury) published in the Internal Revenue Bulletin that applies, advances or articulates a new or different interpretation or analysis of federal income tax law or (d) any decision in regards to U.S. federal tax law of a U.S. federal court that has not been reversed by a higher federal court that applies, advances or articulates a new or different interpretation or analysis of federal income tax law, or (ii) a proposed amendment, modification, addition or change in or to the provisions of, or in the interpretation of, U.S. federal income tax law or regulations contained in legislation proposed by Congress or administrative notice or pronouncement published in the Internal Revenue Bulletin, it is more likely than not that (A) the Class V Common Stock is not, or at any time in the future will not be, treated solely as common stock of the Corporation and such treatment would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences or (B) the issuance or existence of any Class V Common Stock would subject the Corporation or its Subsidiaries to the imposition of material tax or other material adverse tax consequences.

For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market.

“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or otherwise (or the entry into any agreement with respect to any of the foregoing); provided, however, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2, (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2 nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.

“VMware” means VMware, Inc., a Delaware corporation.

“VMware Notes” means each of (A) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (B) the $550,000,000 Promissory Note, due May 1, 2020, issued by VMware in favor of EMC and (C) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC.

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Schedule 7.03

Special Dividend Payment Condition

“Special Dividend Payment Condition” shall mean the condition that: (i) the Stockholder Approvals shall have been obtained on or prior to January 18, 2019, (ii) the Company shall have delivered to Vail a certificate signed by an executive officer of the Company to the effect that (x) all conditions set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c)(i), Section 5.01(d), Section 5.01(e), Section 5.01(f), Section 5.01(g), Section 5.01(h) and Section 5.01(i) have been satisfied (or to the extent permitted by the Agreement) irrevocably waived and (y) if the Pro Rata Special Dividend Amount is received by the Company Subsidiaries that are Vail Common Stockholders by 3:30 p.m. Eastern time on such date, the Closing will occur on such date (provided, that if payment cannot occur prior to 3:30 p.m. Eastern time, the Special Dividend will be paid on the next Business Day), (iii) the Vail Special Committee and the Vail Board shall have received an updated opinion from a nationally recognized expert that, as of the Dividend Payment Date, (x) Vail (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the Special Dividend and (y) following the payment of the Special Dividend, Vail (on a consolidated basis) will meet the Solvency Standards, and (iv) the Vail Special Committee and the Vail Board shall have determined that, as of the Dividend Payment Date, (x) Vail (on a consolidated basis) has sufficient surplus under the DGCL for the payment of the Special Dividend, (y) following the payment of the Special Dividend, Vail will meet the Solvency Standards, and (z) that, as of the Dividend Payment Date, all of Vail’s Subsidiaries that must distribute cash or otherwise pass proceeds to Vail in order to enable it to pay the Special Dividend, meet all solvency and legal adequacy requirements (including capital adequacy, to the extent applicable) to dividend, distribute, loan or otherwise transfer such cash amounts.

For purposes of this condition:

“an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management of Vail has indicated it intends to engage” means lacking sufficient capital for the anticipated operating needs of the Vail business, based on certain analyses conducted in connection with the written solvency opinion delivered by D&P to Vail dated as of the date of this Agreement.

“Contingent Liabilities” means the contingent liabilities as either publicly disclosed, set forth in written materials delivered to D&P by Vail, or identified to D&P by officers or representatives of Vail.

“D&P” means Duff & Phelps, LLC.

“Debt” means a liability on a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Fair Valuation” means the aggregate amount for which assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

“should be able to pay its Debts (including Contingent Liabilities) as they become due” means that Vail, during the period covered by the financial projections prepared by its management, will be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including Contingent Liabilities) as they become due.

“Solvency Standards” means that, after giving effect to the payment of the Special Dividend, (A) the assets of Vail (on a consolidated basis), at a Fair Valuation, exceed its Debts (including Contingent Liabilities), (B) Vail (on a consolidated basis) should be able to pay its Debts (including Contingent Liabilities) as they become due, and (C) Vail (on a consolidated basis) will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management of Vail has indicated it intends to engage.